Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT THAT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH (****).

AN UNREDACTED VERSION OF THIS DOCUMENT WILL ALSO BE PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

Sterling Jewelers Inc.,

Zale Delaware, Inc.,

Signet Jewelers Limited

and

CLSIG Acquisition Trust

RECEIVABLES SALE AND PURCHASE AGREEMENT

Dated April 30, 2018

i

EXHIBITS

EXHIBIT A	Form of Account Agreement

EXHIBIT B	Daily Receivables Sale Statement

EXHIBIT C	Credit Underwriting Standards

EXHIBIT D	Form of True Sale Opinion

EXHIBIT E	Examples of Calculations

EXHIBIT F	Seller Credit Cards

EXHIBIT G	CarVal Receivables Purchase Agreement

SCHEDULES

Schedule 1.1(b)	Qualified Servicers

Schedule 4(b)	True-up

Schedule 13(c)	(****)

ii

THIS RECEIVABLES SALE AND PURCHASE AGREEMENT (this “Agreement”) effective as of April 30, 2018, is made by and between Sterling Jewelers Inc., a Delaware corporation, having its principal location in Ghent Ohio (“Sterling”), Zale Delaware, Inc., a Delaware corporation (“Zale”) solely with respect to the Zale Receivables (defined below) (each of Sterling and Zale (as applicable) and collectively, “Seller”), Signet Jewelers Limited, a Bermudan corporation, solely as the Guarantor (defined below), and CLSIG Acquisition Trust, a Delaware statutory trust having its principal location in Wilmington, Delaware (“Company”).

WHEREAS, Seller and CVI SGP Acquisition Trust, a Delaware statutory trust having its principal location in Wilmington, Delaware (“CarVal”) have entered into a receivables purchase agreement, dated as of March 12, 2018 (the “CarVal RPA”), attached hereto as Exhibit G, pursuant to which CarVal shall purchase from Seller certain Credit Card Receivables (as defined below) arising in respect of Accounts established from time to time by Seller pursuant to the terms therein.

WHEREAS, under the CarVal RPA, Seller has the right to sell up to thirty percent (30%) of the Credit Card Receivables that would otherwise be sold to CarVal thereunder to an additional purchaser agreed upon by Seller and CarVal pursuant to the terms set forth in the CarVal RPA.

WHEREAS, Seller desires to exercise its right to sell thirty percent (30%) of the Credit Card Receivables to Company, as an additional purchaser, and Company desires to purchase from Seller, thirty percent (30%) of the Credit Card Receivables arising in respect of Accounts established from time to time by Seller pursuant to the terms herein.

WHEREAS, Genesis and Seller have entered into an amended and restated servicing agreement dated as March 12, 2018 (the “Amended and Restated Servicing Agreement”) pursuant to which Genesis agrees to service Accounts originated by Seller.

WHEREAS, Genesis and Company will enter into a servicing agreement pursuant to which Genesis will agree to provide billing, collection and cash management services to Company (the “Company Servicing Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Company agree as follows:

1.	Definitions and Interpretation. Whenever capitalized and used in this Agreement, the following words and phrases, unless otherwise specified, shall have the following meanings:

(a)       Definitions.

“Account” means an open-ended consumer private label credit card account, linked to a Seller Credit Card, owned and offered by Seller useable solely for the purpose of financing the purchase of goods and services from Seller (and all fees and charges relating thereto) and for financing any other charges that may be made using such Account pursuant to the terms of the relevant Account Agreement. For the avoidance of doubt, Accounts shall include Zale Accounts, but shall not include any open-ended consumer private label credit card accounts owned by Genesis.

“Account Agreement” means the document containing the terms and conditions of an Account offered by Seller, including all disclosures required by Applicable Law, which shall be in the form attached hereto as Exhibit A or as otherwise agreed to or amended in accordance with Section 8(n).

“Accountants” has the meaning specified in Section 4(g)(ii).

“Accumulated Forward Flow Discount” means a dollar amount equal to the aggregate of all Forward Flow Discount Amounts in respect of all Forward Flow Receivables purchased in the Cumulative Measurement Period.

“Accumulated Forward Flow Finance Charges and Fees” means a dollar amount equal to aggregate of all (a) Finance Charges, plus (b) Fees, in each case, accrued on the Forward Flow Receivables in the Cumulative Measurement Period.

“Accumulated Forward Flow Incremental Collections Treatment Fee” means a dollar amount equal to the total amount of the Incremental Collections Treatment Fee charged by the servicer pursuant to the Company Servicing Agreement in respect of delinquent Forward Flow Accounts in the Cumulative Measurement Period.

“Accumulated Forward Flow Net Charge-Offs” means a dollar amount equal to the aggregate of all Net Charge-Offs accumulated on the Forward Flow Receivables in the Cumulative Measurement Period.

“Accumulated Forward Flow Servicing Expenses” means a dollar amount equal to the aggregate of all Forward Flow Servicing Expenses charged by the servicer in the Cumulative Measurement Period.

“ACH” means the Automated Clearinghouse operating under the Federal Reserve System.

(****).

 “Add-on Receivable” has the meaning specified in Section 2(b)(ii).

“Add-on Receivable Purchase Price” means, with respect to each Add-on Receivable to be sold pursuant to this Agreement, (i) (****), multiplied by (ii) the Add-on Receivables Discount Rate; plus (iii) the Interim Interest in respect of such Add-on Receivable.

“Add-on Receivables Discount Rate” means (****).

“Affiliate” means, with respect to any Person, each Person who directly or indirectly controls, is controlled by or is under common control with such Person, and with respect to (****).  For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of (****) or more of a class of voting securities, by contract or otherwise.

“Aggregate Forward Flow Receivables” means a dollar amount equal to the aggregate of Forward Flow Receivables at the beginning of each month in the Cumulative Measurement Period.

“Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Amended and Restated Servicing Agreement” has the meaning specified in the recitals.

“AML-BSA Laws” means collectively, (i) the Bank Secrecy Act of 1970, as supplemented by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, and any rules and regulations promulgated thereunder; (ii) OFAC’s rules and regulations regarding the blocking of assets and the prohibition of transactions involving Persons or countries designated by OFAC; and (iii) any other Applicable Laws relating to customer identification, anti-money laundering, anti-bribery or preventing the financing of terrorism and other forms of illegal activity.

“Applicable Law” means any applicable federal, state or local law (including common law), statute, rule or regulation, or any written interpretation of a Regulatory Authority thereunder, or any Applicable Order with respect to the applicable Party, or any regulatory guidance, directive or instruction, directed to or binding on such Party from a Regulatory Authority (whether or not published), as any of the foregoing may be amended and in effect from time to time, including, to the extent applicable to such Party, (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act; (v) the Gramm-Leach-Bliley Act; (vi) the USA PATRIOT Act; and (vii) Section 1031 of the Consumer Financial Protection Act of 2010 and other statutes, rules, and regulations prohibiting unfair, deceptive or abusive acts or practices and, in each case, any implementing regulations or interpretations issued thereunder; provided, however, that if either Party uses any non-published guidance, directive or interpretation or other non-published item as the basis for taking or not taking any action, such Party shall deliver to the other Party a written notice setting forth a detailed description thereof, including such Party’s basis for concluding such guidance, directive, interpretation or other item is binding upon such Party, or if such Party is not permitted to disclose such a detailed description, a written confirmation from an officer of such Party that such guidance, directive, interpretation or other item is binding on such Party and such disclosure is prohibited by Applicable Law.

“Applicable Order” means with respect to any Person, a judgment, injunction, writ, decree or order of any Regulatory Authority, in each case legally binding on that Person.

“Applicable Period” means, with respect to any Forward Flow Receivable, a number of months, equal to the lesser of (a) twenty-four (24) months and (b)(i) the number of days in the period commencing on the applicable Closing Date on which such Forward Flow Receivable was purchased through the end of the Cumulative Measurement Period; divided by (ii) 365, multiplied by (iii) twelve (12), rounded to the nearest whole month.

“Applicable Requirements” means, with respect to any Receivable, any and all Applicable Laws, the Credit Underwriting Standards and origination and servicing practices that are consistent with the past practice of Seller (or its subcontractors) related to the origination and servicing of receivables in connection with open-ended consumer private label credit card accounts as disclosed to Company prior to the Effective Date; provided that in all cases the origination and servicing practices of Seller and its subcontractors must comply with the terms of Applicable Law.

“Back Book Accounts” means all Accounts outstanding as of the Cut-Off Time.

“Back Book Discount” means 72.0%.

“Back Book Purchase Price” means, with respect to any Back Book Receivables, an amount in cash equal to the result of the following formula: (i) (A) (****); plus (B) (****) (the sum of (A) and (B), the “Back Book Par Value”); multiplied by (ii) the Back Book Discount.

“Back Book Receivables” has the meaning specified in Section 2(b)(i).

“Balance Transfer” has the meaning specified in Section 8(p)(iii).

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Borrower” means a Person for whom Seller has established an Account and/or any Person who is liable, jointly or severally, for amounts owing with respect to an Account.

“Borrower Data” means all personally identifiable information, including nonpublic personal information, and all other information about a Borrower (including authorized users and co-signers, if available and permitted) or applicant (i) received by or on behalf of Seller (including by Genesis) from such Borrower or applicant in connection with such Borrower’s or applicant’s application for an Account, or (ii) otherwise obtained by or on behalf of Seller in connection with the Program, including all transaction and underwriting information collected by or on behalf of Seller with regard to each purchase charged by a Borrower.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day designated by the Federal Reserve Bank of New York as a banking holiday, or (iii) a day on which banking institutions in the State of New York or the State of Delaware are authorized or obligated by law or executive order to be closed.

“CarVal” has the meaning set forth in the recitals.

“CarVal Receivables” means any Credit Card Receivables allocated to CarVal pursuant to the CarVal RPA, (****).

“CarVal RPA” has the meaning set forth in the recitals.

“Claim Notice” shall have the meaning set forth in Section 22(e).

“Closing Date” means each date, including the Initial Closing Date, on which Company acquires Receivables from Seller and makes payment to Seller of the Back Book Purchase Price (in respect of the Initial Closing Date) or the Add-on Receivables Purchase Price or Forward Flow Purchase Price (in respect of each Closing Date subsequent to the Initial Closing Date) therefor, pursuant to Section 2.  The first Closing Date after the Initial Closing Date shall be the day that is the third Business Day following the date the first Forward Flow Receivables or Add-on Receivables arise in respect of the Accounts.  Thereafter, each Business Day shall be a Closing Date in respect of Forward Flow Receivables or Add-on Receivables arising prior to the Holding Period for such Receivables that have not, as of the last occurring Closing Date, already been purchased pursuant to Section 2.  For the avoidance of doubt, a Receivable will be deemed to “arise” on the date of Settlement, regardless of the date on which any relevant transaction is posted.

“Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Company Indemnified Parties” shall have the meaning set forth in Section 22(a).

“Company Servicing Agreement” has the meaning set forth in the recitals.

“Confidential Information” means the terms and conditions of this Agreement and all other confidential and proprietary information and/or trade secrets including technical information, know-how, algorithms, code, networking, software, techniques and methods as well as any other proposals, client, consumer and customer lists, pricing and pricing strategies, sources of supply, sales and marketing strategies, business methods or practices, programs, hardware, software and procedures, all non-public customer and consumer information and any other confidential and proprietary consumer or customer information.

“Confidentiality Agreement” means the confidentiality agreement dated (****) between Sterling and (****).

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 14, 2016 among Signet Group Limited, Signet Group Treasury Services Inc., Sterling, and Signet Jewelers Limited, the additional borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, PNC Bank, National Association and Wells Fargo Bank, N.A., as Co-Syndication Agents, and Citizens Bank, N.A., Fifth Third Bank, HSBC Bank USA, N.A. and U.S. Bank, National Association, as Co-Documentation Agents as filed on Signet Jewelers Limited’s Current Report on Form 8-K filed on July 14, 2016.

“Credit Card Receivable” means, with respect to any Account, any right to payment in respect of such Account, and includes any existing, as well as the right to payment or receipt of any future, finance charges, late fees, returned check fees and any and all other fees and charges and other obligations, including obligations of the Borrower with respect to, and all chargeback obligations for merchandise relating to, such Account.  Each Credit Card Receivable includes all rights of Seller (and Company as its assignee) to payment under the related Account Agreement.

“Credit Underwriting Standards” means the risk management policies and credit underwriting standards of Seller as set forth on Exhibit C hereto, together with any modifications agreed and implemented in accordance with Section 6 of the CarVal RPA.

“CSA Event of Default” means, with respect to Genesis, an Event of Default under (and as defined in) the Company Servicing Agreement.

“CSA Event of Termination” means any of the termination events listed in the Company Servicing Agreement upon the occurrence of which Company is permitted to terminate such agreement with (****) written notice to Genesis.

“Cumulative Measurement Period” means the period of time commencing on the (****).

“Cumulative Net Yield” means, for the Cumulative Measurement Period, an annualized rate expressed as a percentage equal to the: (a)(i) (****).

“Cut-Off Time” means June 25, 2018, or such other date as Seller and CarVal may mutually agree.

“Daily Receivables Sale Statement” means the statement prepared by Seller each Business Day describing Receivables to be purchased by Company and contains the computation of the Forward Flow Purchase Price and Add-on Receivables Purchase Price to be paid by Company to Seller, a sample of which is attached as Exhibit B hereto.

“Debtor Relief Law” means (i) the Bankruptcy Code and (ii) all other applicable liquidation conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, suspension of payments, adjustment of debt, marshalling of assets or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect affecting the rights of creditors generally.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than (****) days from the original due date for such payment.

“Dilution” means, with respect to any Receivable purchased by Company under this Agreement, any reduction in the outstanding principal balance of such Receivable recorded by Seller or Genesis (or any successor servicer) for any reason other than (i) repayments on the Receivable in the ordinary course, (ii) the related Borrower’s financial or credit condition (including the occurrence of an Insolvency Event with respect thereto) (iii) any action or omission on the part of, or as directed by, Company that does not otherwise result from or arise out of any acts or omissions by Seller or its agents; or (iv) as a result of a change in Law that occurs after the purchase of such Receivable by Company.

“Discount Rate” has the meaning set forth in the economics schedule attached as Schedule 1.1(a) hereto.

“Effective Date” means the date hereof.

(****).

“Estimated Purchase Price” means, as applicable, an amount equal to (i) the estimate of the Back Book Purchase Price determined in accordance with Section 4(a); or (ii) the estimate of the Forward Flow Purchase Price and/or Add-on Receivable Purchase Price determined in accordance with Section 4(f).

“Existing Account” has the meaning specified in Section 8(p)(iii)

“Fees” has the meaning specified in the economics schedule attached as Schedule 1.1(a) hereto.

“Final Closing Statement” means a statement showing in reasonable detail the calculation of the Final Purchase Price, determined as of the applicable Closing Date.

(****).

“Final Purchase Price” means, as applicable, an amount equal to the final calculation of (i) the Back Book Purchase Price determined in accordance with Section 4(d); or (ii) each Forward Flow Purchase Price and/or Add-on Receivable Purchase Price determined in accordance with Section 4(f).

“Finance Charges” has the meaning specified in the economics schedule attached as Schedule 1.1(a) hereto.

“Financing” has the meaning specified in Section 16(a).

“Force Majeure Event” shall have the meaning set forth in Section 29.

“Forward Flow Account” means an Account established by Seller during the period after the Cut-Off Time and prior to the end of the Term.

“Forward Flow Add-on Receivables” means the Receivables arising in respect of a Forward Flow Account from which Receivables had previously been sold under Section 2.  For clarity, Forward Flow Add-on Receivables are a subset of Forward Flow Receivables.

“Forward Flow Discount Amount” means, in respect of each Forward Flow Receivable, a dollar amount equal to (i) the Discount Rate; multiplied by (ii) Forward Flow Par Value; divided by (iii) twenty-four (24) months; multiplied by (iv) the Applicable Period.

“Forward Flow Legal Program Fee” means a dollar amount equal to (i) the Legal Program Fee, multiplied by (ii) the Forward Flow Percentage.

“Forward Flow Par Value” has the meaning specified in the economics schedule attached as Schedule 1.1(a) hereto.

“Forward Flow Percentage” means, for any billing period under the Company Servicing Agreement, a percentage equal to (i) the average amount of all Forward Flow Receivables outstanding during such billing period, divided by (ii) the average amount of all Receivables outstanding during such billing period.

“Forward Flow Purchase Price” means, with respect to each Forward Flow Receivable to be purchased on any Closing Date by Company pursuant to this Agreement, (i) (****), multiplied by (ii) a percentage equal to one hundred percent (100%) minus the Discount Rate, plus (iii) any Interim Interest in respect of such Forward Flow Receivable.

“Forward Flow Receivables” has the meaning specified in Section 2(b)(iii).

“Forward Flow Servicing Expenses” means the fees and expenses billed by the servicer and calculated pursuant to the servicer compensation schedule of the Company Servicing Agreement related to the Forward Flow Accounts.  For the purpose of calculating the Forward Flow Servicing Expenses, the Legal Program Fee, which forms part of the servicer compensation calculation in the Company Servicing Agreement, shall be replaced with Forward Flow Legal Program Fee as defined herein.

“Genesis” means Genesis Financial Solutions, Inc.

“Guarantor” means Signet Jewelers Limited.

“Holding Period” means, with respect to a Receivable, the two (2) Business Day period from the related date of the Settlement to, but excluding, the Closing Date for such Receivable.

“Incremental Collections Treatment Fee” shall have the meaning as defined under the Company Servicing Agreement as of the Effective Date.

“Indemnifiable Claim” shall have the meaning set forth in Section 22(d).

“Indemnified Parties” shall have the meaning set forth in Section  22(c).

“Indemnifying Party” shall have the meaning set forth in Section 22(c).

“Initial Closing” has the meaning specified in Section 4.

“Initial Closing Date” has the meaning specified in Section 4.

“Initial Closing Statement” means a statement showing in reasonable detail Seller’s computation of the (****) Estimated Purchase Price, determined as of the date such Initial Closing Statement is given in accordance with Section 4(a).

“Insolvency Event” with respect to any Person, shall occur if (i) such Person shall file a petition or commence a Proceeding (A) to take advantage of any Debtor Relief Law or (B) for the appointment of a trustee, conservator, receiver, liquidator or similar official for or relating to such Person or all or substantially all of its property, or for the winding up or liquidation of its affairs; and such Proceeding remains undismissed or unstayed for a period of sixty (60) days, (ii) such Person shall consent or fail to object to any such petition filed or Proceeding commenced against or with respect to it or all or substantially all of its property, or any such petition or Proceeding shall not have been dismissed or stayed within sixty (60) days of its filing or commencement, or a court, agency or other supervisory authority with jurisdiction shall not have decreed or ordered relief with respect to such petition or Proceeding, (iii) such Person is unable to pay its debts generally as they become due, (iv) such Person shall make an assignment for the benefit of its creditors, or (v) such Person shall take any action to authorize of any of the foregoing.

“Interim Interest” means, with respect to a Forward Flow Receivable or Add-on Receivable, simple interest accrued at the annual percentage rate (“APR”) specified in the related Borrower’s Account Agreement during the Holding Period, taking into account the related discount to the APR for any promotional plan.

“Law” means any federal, state or local law (including common law), statute, rule or regulation, or any written interpretation of a Regulatory Authority thereunder.  For the avoidance of doubt, Law shall not include regulatory orders or directives imposed on a Party by any Regulatory Authority.

“Legal Program Fee” shall have the meaning as defined under the Company Servicing Agreement as of the Effective Date.

(****).

“LIBOR Rate” means, with respect to any calculation date, the rate of interest (calculated on a per annum basis) equal to the offered rate for a one month period appearing on the LIBOR01 Page as of 11:00 a.m. (London time) on such calculation date.  In the event that such rate does not appear on the LIBOR01 Page at such time, or if for any reason such rate is not available, “LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposits in Dollars in the London interbank market as may be selected by Company and, in the absence of availability, such other method to determine such offered rate as may be selected by Company and approved by Seller (such approval not to be unreasonably withheld, conditioned or delayed).  If the calculation of “LIBOR Rate” results in a LIBOR Rate less than zero, LIBOR Rate shall be deemed to be 0.0% for all purposes hereunder.

“LIBOR01 Page”: means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the ICE Benchmark Administration Limited as the information vendor for the purpose of displaying ICE Benchmark Administration Limited rates for Dollar deposits).

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, equity interest, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing.

“Liquidity” means the sum of (i) unrestricted cash not subject to any Lien, plus (ii) unrestricted cash equivalents, plus (iii) the aggregate amount of unused capacity available to a Person (taking into account applicable haircuts) under committed loan warehouse and repurchase facilities, revolving credit facilities, servicer advance facilities and mortgage servicing right facilities for which a Person has unencumbered eligible collateral to pledge thereunder, plus (iv) net equity value of whole pool agency securities.

“Losses” shall have the meaning set forth in Section 22(a).

“Marketing P&Ps” means Seller’s policies, procedures and training materials that apply to, or are used in connection with, marketing of the Receivables, the Program generally or any underlying financed merchandise related to Receivables or ancillary products related thereto, including Seller’s (****), Truth in Lending Act, and Unfair, Deceptive, or Abusive Acts or Practices policies. The term Marketing P&Ps includes those policies and procedures (including related training materials) that currently exist or will exist following the date of this Agreement.

“Material Adverse Effect” means, (i) with respect to any Person, any material adverse change in the business, financial condition, operations or assets of such Person, (ii) a material impairment or delay of the ability of such Person to perform under this Agreement (which impairment or delay cannot be timely cured, to the extent a cure period is applicable), or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability of the Program or this Agreement.

“Net Charge-Offs” has the meaning specified in the economics schedule attached as Schedule 1.1(a) hereto.

“Net Worth” means the excess of total assets of a Person and its consolidated subsidiaries over total liabilities of such Person, determined in accordance with GAAP on a quarterly basis.

“Net Yield Floor” means (****).

“OFAC” means Office of Foreign Assets Control of the U.S. Treasury Department.

“Party” means any of Company or Seller (including, where applicable, Zale) and “Parties” means Company and Seller (including, where applicable, Zale).

“Periodic Review” means a meeting of Seller and CarVal to take place at the start of each Discount Rate Applicability Period, as set forth in Schedule 1.1(a).

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Prime Rate” means, as of any date of determination, the Prime Rate published in The Wall Street Journal.

“Proceeding” means any suit in equity, action at law or other judicial, regulatory or administrative proceeding.

“Program” means the private label program to issue Seller credit cards.

“Proprietary Material” shall have the meaning set forth in Section 25.

“Qualified Servicer” means a servicer (a) that is identified on Schedule 1.1(b) hereto or is otherwise mutually agreed to in writing by Seller and Company, (****) and (b) agrees to enter into substantially the same arrangements as set forth in the Company Servicing Agreement.

“Receivable” means (a) any Credit Card Receivable allocated to Company pursuant to Section 2 of this Agreement(****).

“Receivables Closing File” means a file delivered by Seller to Company in connection with each Closing Date reflecting the Accounts and related Receivables balance for each Account that is used by Seller in connection with preparing the Initial Closing Statement or the Daily Receivables Sale Statement.

“Records” means any Account Agreements, applications, change-of-terms notices, credit files, credit bureau reports, transaction data, records, or other documentation (including computer tapes, magnetic files, and information in any other format).

“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party.

“Restricted Party” shall have the meaning set forth in Section 21(a).

“Restricted Period” shall have the meaning set forth in Section 19(a).

“Returning Borrower” has the meaning specified in Section 8(p)(iii).

“Review Period” has the meaning set forth in Section 4(g).

“Risk Retention Rules” means Regulation RR, 17 C.F.R. Part 246, jointly adopted in October 2014 by the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Office of the Comptroller of the Currency, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System and the Department of Housing and Urban Development.

“ROFR Election Period” has the meaning set forth in Section 19(b).

“ROFR Purchase Notice” has the meaning set forth in Section 19(b).

“Sale Price” has the meaning set forth in Section 19(a).

(****).

“Seller” has the meaning set forth in the preamble.

“Seller Credit Card” means the credit cards branded with the brands as listed in Exhibit F, as such exhibit may be amended from time to time by Seller; provided that Seller shall give Company thirty (30) days’ prior written notice of any such change.

“Seller Indemnified Parties” shall have the meaning set forth in Section 22(b).

“Servicer Event of Default” has the meaning defined in the Amended and Restated Servicing Agreement.

“Servicer Event of Termination” means the events listed in the Amended and Restated Servicing Agreement upon the occurrence of which Sterling is permitted to terminate such agreement with one hundred and twenty (120) days’ written notice to Genesis.

“Settlement” means the extension of credit by Seller on an Account pursuant to an authorization thereof in accordance with the Amended and Restated Servicing Agreement.

“SLA” means each individual performance standard set forth on a schedule to the Company Servicing Agreement or a schedule to the Amended and Restated Servicing Agreement, as applicable.

“Subject Receivables” has the meaning set forth in Section 19(a).

“Term” means term of this Agreement as set forth in Section 18.

“Trailing Transactions” means, with respect to each Account, any of the following occurring prior to the Cut-Off Time, but not posted to the applicable Account prior to the Cut-Off Time: all sales transactions, purchases, credits, adjustments, accrued interest and payments.

“Transfer Notice” has the meaning set forth in Section 19(a).

“Transfer Offer” has the meaning set forth in Section 19(b).

“Transfer Term Sheet” has the meaning set forth in Section 19(a).

“True Sale Opinion” means an opinion from counsel for Seller, addressed to Seller and to Company, subject to customary qualifications, assumptions (including, but not limited to, the assumption that there have been no changes to the facts and circumstances existing and in effect as of the date of this Agreement relating to the transactions contemplated by this Agreement (without giving effect to any amendments, modifications or supplements thereto)), limitations and exceptions that a United States federal or state court of appropriate jurisdiction, which reasonably and properly analyzed the facts and the law, would uphold the characterization of the transfer of the Receivables by Seller to Company pursuant to this Agreement (without giving effect to any amendments, modifications or supplements thereto) as a sale or an absolute transfer of the Receivables, and that a trustee, receiver or creditor of Seller would not be able to compel the turnover of the Receivables or the proceeds thereof to Seller under Section 542 of the Bankruptcy Code and would not be entitled to treat the Receivables or the proceeds thereof as assets included in the estate of Seller pursuant to Section 541 of the Bankruptcy Code, and therefore, the Receivables, the payments thereon and the proceeds thereof would not be subject to the automatic stay under Section 362 of the Bankruptcy Code imposed in such a case with respect to Seller.

“UCC” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

“Unposted Interest and Charges” means, with respect to each Account, any and all interest and fees (including any finance charges, NSF fees, late fees, returned check fees and any other charges or fees), in each case, that have been earned, but not billed or posted, between such Account’s most recent billing date prior to the Cut-Off Time and the Cut-Off Time.

“Volume Projection Report” has the meaning specified in Section 7(a).

“Zale” has the meaning set forth in the preamble.

“Zale Account” means an open ended credit card account linked to a Zale-branded Seller Credit Card and usable solely for the purpose of financing the purchase of goods and/or services (and all fees and charges relating thereto) and for financing any other charges that may be made using such Zale Account pursuant to the terms of the relevant Account Agreement.  For the avoidance of doubt, Zale Account will not include any Forward Flow Account.

“Zale Receivable” means any Receivable arising in respect of a Zale Account.

(b)       Interpretation.  As used in this Agreement: (i) all references to the masculine gender shall include the feminine gender (and vice versa); (ii) all references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”; (iii) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (iv) references to another agreement, instrument or other document means such agreement, instrument or other document as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof; (v) unless otherwise specified, all references to an article, section, subsection, exhibit or schedule shall be deemed to refer to, respectively, an article, section, subsection, exhibit or schedule of or to this Agreement; (vi) references to any Person include that Person’s permitted successors and assigns; and (vii) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

2.	Selection of Receivables; Purchase of Receivables; Payment to Seller.

(a)       Seller shall designate the Credit Card Receivables arising under thirty percent (30%) of all Accounts for sale to the Company hereunder.  For purposes of selecting the Receivables to be sold hereunder, which shall be on a per Account basis, Seller shall perform such selection on a randomized basis, using a generally accepted randomization software tool agreeable to CarVal, without use of adverse selection tactics.  Seller shall consider in good faith any comments made by Company with respect to the selection of such randomization software tool.  For the avoidance of doubt, in no event shall Company and CarVal be allocated Credit Card Receivables with respect to the same Account.

(b)       Subject to Section 15, Company agrees to purchase, and Seller agrees to sell, without recourse, representations and warranties (except as otherwise expressly provided herein), and without the need for further agreement or documentation, all of Seller’s right, title and interest in and to:

(i)         each Receivable arising in respect of any Back Book Account allocated to Company pursuant to Section 2(a) hereof that existed and was owing at the Cut-Off Time, (****) (the “Back Book Receivables”);

(ii)        each Receivable arising in respect of any Back Book Account allocated to Company pursuant to Section 2(a) hereof after the Cut-Off Time through to the end of the Term (“Add-on Receivables”); and

(iii)       each Receivable arising in respect of any new Account established by Seller after the Cut-Off Time through to the end of the Term and allocated to Company pursuant to Section 2(a) hereof, including all add-on Receivables related to such new Accounts (the “Forward Flow Receivables”).

3.	Timing of Purchases; Consideration.

(a)       Effective on the Initial Closing Date, Seller hereby sells to Company, and Company hereby purchases from Seller, all of Seller’s right, title and interest in, to and under the Back Book Receivables.

(b)       On each Closing Date after the Initial Closing Date, one hundred percent (100%) of each Forward Flow Receivable and of each Add-on Receivable generated by Seller shall be sold by Seller to Company without recourse, representations and warranties (except as otherwise expressly provided herein), and without the need for further agreement or documentation.

(c)       In consideration for Seller’s sale, transfer, assignment, set over, and conveyance to Company of a Receivable, Company shall pay to Seller the amounts in accordance with Section 4 below.

(d)       No later than 10:00 a.m. Eastern Time on the applicable Closing Date, Seller shall deliver, or Genesis shall otherwise possess, all Records with respect to the Receivables purchased by Company pursuant to this Agreement and any Account files necessary or advisable to enable Genesis to service such Receivables in accordance with Applicable Requirements and the Company Servicing Agreement.  Such Account files will include the Account Agreement, confirmation of delivery of the Account Agreement to the Borrower, and such other materials as are necessary or advisable to service the related Receivables in accordance with the Applicable Requirements (all of which may be in electronic form except where originals are required by Applicable Law).

(e)       Seller and Company each intend the transfer of Receivables under this Agreement to be a true sale by Seller to Company that is absolute and irrevocable, conveying good title free and clear of any Liens, from Seller to Company, and not a secured borrowing, including for accounting purposes.  At any time and from time to time, Seller will, at its sole expense, promptly and duly authorize, execute and deliver or will promptly cause to be authorized, executed and delivered, such further instruments and documents and take such further actions as are reasonably requested by Company to confirm the sale of the Receivables and/or as is necessary for the purpose of obtaining or preserving the full benefits of this Agreement, including the filing of any financing or continuation statements under the UCC or other Applicable Law in effect in any jurisdiction with respect to the perfection of the transfer of ownership of the Receivables; provided that, any initial financing statement that Company wishes to file at the Initial Closing shall be prepared and filed by Company, at its sole expense, and such financing statement shall be designed to cover all Receivables to be purchased by Company under this Agreement.  However, notwithstanding the intent of Seller and Company, if a court of competent jurisdiction holds that the conveyance of the Receivables purchased hereunder is not a true sale of such Receivables from Seller to Company, this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC, and the conveyance by Seller provided for in this Agreement shall be deemed to be, and Seller hereby grants to Company, a first priority security interest in and to all of Seller’s right, title, and interest, in the Receivables to secure the obligations now or hereafter arising of Seller to Company to remit the payments in respect of the Receivables and other amounts payable under and in accordance with the terms of this Agreement.  Seller also hereby authorizes Company to file any instruments to confirm the sale of the Receivables and/or for the purpose of obtaining or preserving the full benefits of this Agreement, including the filing of any financing or continuation statement under the UCC or other Applicable Law in effect in any jurisdiction with respect to the perfection of the transfer of ownership of the Receivables.

4.
Closing; Payment of Purchase Price.  The closing of the initial sale of Receivables pursuant to Section 3(a) (the “Initial Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP or such other location as is determined pursuant to the CarVal RPA, on June 29, 2018 or such other time and/or date as is determined pursuant to the CarVal RPA (the date on which the Initial Closing actually occurs being referred to herein as the “Initial Closing Date”).  For the avoidance of doubt, the location, time and date of the Initial Closing under this Agreement shall be the same as the “Initial Closing” under the CarVal RPA (if any).  Notwithstanding anything herein to the contrary, in the event that the CarVal RPA is terminated, the location, time and date of the Initial Closing shall be as mutually agreed upon by Seller and Company.

(a)       Initial Closing Statement.  Not less than three (3) Business Days prior to the Initial Closing Date or on such other date as mutually agreed by the Parties, Seller shall deliver the Initial Closing Statement to Company, showing Seller’s good faith determination of the Estimated Purchase Price, together with the Receivables Closing File and other reasonable supporting documentation and calculations.  Company shall have the right to review the Initial Closing Statement, together with any supporting documents reasonably requested by Company to verify the accuracy and completeness of the valuations set forth therein, and the Initial Closing Statement shall be revised by Seller to reflect any corrections mutually agreed to by Seller and Company acting in good faith.

(b)       Payments for Receivables at the Initial Closing.  At the Initial Closing, Company shall pay to Seller ninety-five percent (95%) of the Estimated Purchase Price as reflected on the Initial Closing Statement (as such statement may be revised in accordance with Section 4(a)).  Such payment shall be made by wire transfer in immediately available funds to an account specified by Seller in writing at least two (2) Business Days prior to the Initial Closing Date.  The Parties acknowledge that a true-up payment shall be paid in accordance with the true-up procedures set forth in Schedule 4(b).

(c)        (****).

(d)       Final Purchase Price of Back Book Receivables.

(i)        Within thirty (30) days following the Initial Closing Date, Company shall deliver to Seller a Final Closing Statement setting forth Company’s good faith determination of the Final Purchase Price, along with supporting documentation and calculations.  Seller shall have a period of twenty (20) Business Days from the receipt of the Final Closing Statement to review such statement, together with any supporting documents reasonably requested by it to verify the accuracy and completeness of the valuations set forth therein, and the Final Closing Statement shall be revised by Company to reflect any corrections mutually agreed to by Company and Seller or finally determined pursuant to Section 4(g).  During the period between the Initial Closing and the delivery of the Final Closing Statement, Seller and Company will work together in good faith to reconcile any Trailing Transactions and agree upon the Final Purchase Price.

(ii)       The Final Purchase Price shall be an amount determined as of the Initial Closing Date, equal to the Back Book Purchase Price.  If the Final Purchase Price is greater than the Estimated Purchase Price paid by Company on the Initial Closing Date, Company shall, within five (5) Business Days following the determination of the Final Purchase Price, remit ninety-five percent (95%) of the difference to Seller.  If the Final Purchase Price is less than the Estimated Purchase Price paid by Company on the Closing Date, Seller shall, within five (5) Business Days following the determination of the Final Purchase Price, remit ninety-five percent (95%) of the difference to Company.

(e)        Payment for Receivables following the Initial Closing.  From the Initial Closing Date:

(i)        Seller shall provide Company with the Daily Receivables Sale Statement and the related Receivables Closing File by 10:00 a.m. Eastern Time two (2) Business Days prior to each Closing Date which shall detail the Forward Flow Receivables and Add-on Receivables to be sold to Company that have not been included in the last Daily Receivables Sale Statement (such Daily Receivables Sale Statement to include Seller’s good faith computation of the Estimated Purchase Price to be paid in respect of each such Daily Receivables Sale Statement).  Company shall have the right to review the Daily Receivables Sale Statement, together with any supporting documents reasonably requested by Company to verify the accuracy and completeness of the valuations set forth therein, and the Daily Receivables Sale Statement shall be revised by Seller to reflect any corrections mutually agreed to by Seller and Company acting in good faith.

(ii)       No later than 2:00 p.m. Eastern Time on each Closing Date, Company shall pay Seller the Estimated Purchase Price for the Receivables transferred by Seller as set forth in the Daily Receivables Sale Statement in accordance with Section 33.

(f)        Final Purchase Price of Forward Flow Receivables and Add-on Receivables.

(i)        Within ten (10) Business Days following the end of each fiscal quarter, Company shall deliver to Seller a Final Closing Statement setting forth Company’s good faith determination of the Final Purchase Prices for the Forward Flow Receivables and Add-on Receivables purchased on each Closing Date in such fiscal quarter, along with supporting documentation and calculations.  Seller shall have a period of ten (10) Business Days from the receipt of such Final Closing Statement to review such statement, together with any supporting documents reasonably requested by it to verify the accuracy and completeness of the valuations set forth therein, and the Final Closing Statement shall be revised by Company to reflect any corrections mutually agreed to by Company and Seller or finally determined pursuant to Section 4(g).  During the period between the end of the fiscal quarter and the delivery of the Final Closing Statement, Seller and Company will work together in good faith to agree upon each Final Purchase Price.

(ii)       The Final Purchase Price with respect to the Forward Flow Receivables and Add-on Receivables shall be an amount determined as of each related Closing Date, equal to the Forward Flow Purchase Price or Add-on Receivable Purchase Price, as applicable.  If a Final Purchase Price is greater than the related Estimated Purchase Price paid by Company on the applicable Closing Date, Company shall, within five (5) Business Days following the determination of such Final Purchase Price, remit one hundred percent (100%) of the difference to Seller.  If a Final Purchase Price is less than the related Estimated Purchase Price paid by Company on the applicable Closing Date, Seller shall, within five (5) Business Days following the determination of the Final Purchase Price, remit one hundred percent (100%) of the difference to Company.

(g)       Dispute Resolution.

(i)        If Seller has any objections to a Final Closing Statement, then Seller shall submit such objections in writing to Company, stating in reasonable detail the reason and basis for any such objections, within the time period specified in Sections 4(d)(i) and 4(f)(i) (as applicable) for review of such Final Closing Statement (the “Review Period”).  Seller and Company will each use its commercially reasonable efforts to resolve any disputes regarding the contents of the Final Closing Statement; provided, however, that if Company and Seller cannot mutually agree upon a Final Closing Statement within the Review Period, the Parties shall:

(A)	pay to each other any undisputed amounts in the Final Closing Statement that are owed; and

(B)	resolve any outstanding disputed line items in the Final Closing Statement by following the dispute resolution procedures that are set forth in Section 4(g)(ii) below.

(ii)       In the event Company and Seller are unable to resolve any dispute regarding the contents of a Final Closing Statement, the Parties shall submit the items remaining in dispute for resolution to a mutually selected nationally recognized independent accounting firm (which such independent accounting firm shall not be, for the avoidance of doubt, the auditor of Company, Seller or any of their respective Affiliates) (such accounting firm being referred to herein as the “Accountants”).  Company and Seller shall jointly direct the Accountants to determine and report to Company and Seller, within forty-five (45) days after such submission, upon such remaining disputed items, and such report shall (absent manifest error) be final, binding and conclusive on Seller and Company.  Seller and Company shall cooperate fully in assisting the Accountants in their review, including by providing the Accountants full access to all files, books and records relevant thereto and providing such other information as the Accountants may reasonably request in connection with any such review, subject to entry into a customary confidentiality agreement.  None of the Parties or any of their representatives will engage in any ex parte communications with the Accountants relating to the disputed items.  The fees and disbursements of the Accountants shall be paid equally by the Parties.  In the event the determination made by the Accountants requires any Party to make payment to the other of any additional amount, such Party shall make such payment no later than five (5) Business Days following receipt from the Accountants of written notice to all Parties of such determination plus interest on any amount due at a rate equal to the Prime Rate divided by three hundred sixty-five (365) for each day during the period from the related Closing Date through the date of payment.

5.	Ownership of Accounts; Ownership of Receivables.

(a)        Seller shall be the owner of the Accounts but, on and after each Closing Date, Company shall be the owner of the Receivables transferred on such date and shall be entitled to all of the rights, privileges, and remedies applicable to such ownership interest.  Except as provided in Section 22, Seller does not assume and shall not have any liability to Company or its assignees for the repayment of any advances made under the Accounts; provided that Seller shall forward to Company payments in respect of the Accounts received by it as provided in Section 8(d).

(b)       For good and valuable consideration, the receipt of which is hereby acknowledged and agreed, any Account for which Receivables sold to Company pursuant to this Agreement has been charged-off shall automatically and immediately be transferred to Company, and all Borrower Data, Records and rights under any Account Agreements related to such Account shall automatically and immediately be transferred to Company.  Each Party agrees to execute any and all agreements or other instruments as may be reasonably necessary to evidence and effect such transfer.

6.	Credit Underwriting Standards and Other Policies. The initial Credit Underwriting Standards will be those applied by Seller prior to the Effective Date, as set forth on Exhibit C.

(a)        In connection with any material change to the Credit Underwriting Standards, Seller shall deliver to Company a reasonable description of the proposed change and the rationale for the proposed change at least thirty (30) days prior to implementing such change.

(b)       Unless prohibited by Applicable Law, Seller shall notify Company in writing at least thirty (30) days prior to a change to the Credit Underwriting Standards, required by Applicable Law unless Seller is required by Applicable Law to implement such change in less than such thirty (30) day period, in which case Seller will provide Company with notice as soon as practicable following the date Seller becomes aware such change will likely be so required.

(c)        Other than as expressly disclosed to Company prior to the Effective Date, the materials and documents comprising the Credit Underwriting Standards in effect as of the date hereof have been in materially and substantially the same form for (****).

7.	Volume Projections.

(a)        Volume Projection Report.  On the forty-fifth (45th) day prior to the beginning of each fiscal year (or if such day is not a Business Day, the next Business Day), Seller shall deliver to Company a report (which, for the avoidance of doubt, shall be the same report delivered to CarVal pursuant to Section 7(a) of the CarVal RPA) (a “Volume Projection Report”) containing a forward annual forecast of (i) the Forward Flow Receivables and Add-on Receivables to be sold under this Agreement for such fiscal year plus (ii) the CarVal Receivables defined as “Forward Flow Receivables” and “Add-on Receivables” under the CarVal RPA to be sold under the CarVal RPA for such fiscal year; provided that, Company hereby acknowledges and agrees that such forecasts are subject to various risks and uncertainties and actual business results may vary substantially from the forecasts expressed or implied therein and Seller makes no representation as to the accuracy of such forecasts (except that such forecasts were developed in good faith).

(b)       Actual Lower than Forecast.  If for any fiscal year the actual amount of the aggregate of the Forward Flow Receivables and Add-on Receivables purchased by Company under this Agreement (determined as of the applicable Closing Date) (****), then Seller shall pay to Company a fee in an amount equal to the product of (****) within ten (10) Business Days of the end of such year; provided that, Company shall not be entitled to such fee if it has otherwise failed to meet its purchase obligations under Section 2.  The payment of such fee shall be Company’s sole and exclusive remedy if the actual volume is lower than thirty percent (30%) of the aggregate amount of receivables set forth in the forecast contained in the Volume Projection Report .

(c)        Actual Higher than Forecast.  Company shall have the right, upon ten (10) Business Days’ written notice to Seller, to stop making purchases of Forward Flow Receivables (other than Forward Flow Add-on Receivables) required under Section 2 of this Agreement once the aggregate of the Forward Flow Receivables and Add-on Receivables purchased by Company under this Agreement (determined as of the applicable Closing Date) is (****).  For the avoidance of doubt, if Company elects to cease purchasing in accordance with this Section 7(c), Company is still obligated to continue purchasing Forward Flow Add-on Receivables and Add-on Receivables, and Company shall resume purchases at the start of the following fiscal year.  If Company elects to cease purchasing in accordance with this Section 7(c), then Seller shall have the right to offer any Forward Flow Receivables (other than Forward Flow Add-on Receivables) that Company elects not to purchase to any other Person and the obligations of Seller in Sections 2, 3(b) and 4(e) solely with respect to Company for such Forward Flow Receivables shall cease to be of any further force and effect.

(d)       Annual Cap.  Notwithstanding any of the foregoing, Company shall be under no obligation to purchase any Forward Flow Receivable (other than Forward Flow Add-on Receivables) if such purchase would result in the total aggregate principal amount of all Receivables purchased in any fiscal year of the Term (determined as of the applicable Closing Date) exceeding (****).  For the avoidance of doubt, if Company elects to cease purchasing in accordance with this Section 7(d), Company is still obligated to continue purchasing Forward Flow Add-on Receivables and Add-on Receivables, and Company shall resume purchases at the start of the following fiscal year.  If Company elects to cease purchasing in accordance with this Section 7(d), then Seller shall have the right to offer any Forward Flow Receivables (other than Forward Flow Add-on Receivables) that Company elects not to purchase to any other Person and the obligations of Seller in Sections 2, 3(b) and 4(e) solely with respect to Company for such Forward Flow Receivables shall cease to be of any further force and effect.

8.	Covenants of Seller. Seller hereby covenants that:

(a)       Seller will (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business and the operation of the Program; (ii) preserve and keep in full force and effect its legal existence and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such qualification could reasonably be expected to have a Material Adverse Effect with respect to Seller, the Program or this Agreement; (iii) obtain, maintain and keep in full force and effect all authorizations, licenses, consents, orders or approvals of, or registrations or declarations with, any Regulatory Authority that are necessary or appropriate to properly carry out its business and the obligations to be performed by it under this Agreement, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect with respect to Seller, the Program or this Agreement or materially and adversely affects Company’s interest in, or the value or collectability of, the Receivables purchased under this Agreement.

(b)       Seller will take no action to cause any Account to be evidenced by any “instrument” (as defined in the UCC as in effect in any relevant jurisdiction).  Seller will take all actions reasonably requested by Company for the purpose of ensuring that each Account will not be classified as anything other than a “general intangible” or as a “payment intangible” (as those terms are defined in the UCC as in effect in any relevant jurisdiction).

(c)        Seller will not sell, pledge, assign or transfer to any other Person, any Account allocated to Company pursuant to Section 2(a) of this Agreement, or any interest therein, other than with the prior written consent of Company or in favor of Company or Company’s designee.

(d)       If Seller receives or collects any funds in repayment of a Receivable, Seller shall use reasonable best efforts to send an e-mail notice of any such receipt within one (1) Business Day (but in no event later than two (2) Business Days) thereof to Company and Genesis and simultaneously send such funds by wire transfer (or other means as agreed to by Parties) to Genesis for deposit into the cash management system under the Company Servicing Agreement.  Seller hereby agrees and acknowledges that any payments so collected by Seller shall be held in trust for Company and shall be delivered to Company promptly.

(e)       Seller acknowledges and agrees that Company shall be the owner of the Borrower Data for the purposes related to billing and collections of the Receivables (provided that, Seller shall be deemed to retain ownership of all Borrower Data for all other purposes, including Borrower Data needed by Seller and its affiliates to maintain business relationships with the Borrowers), credit file information, servicing and collection history and that all such information shall constitute “Confidential Information” for purposes of Section 21 and the Confidentiality Agreement.

(f)        Seller will not create, or suffer to exist (by operation of law or otherwise) any Lien (other than Company’s Lien hereunder) upon or with respect to, any of the Receivables or any of its interest therein (including the related Account).  Seller shall notify Company as soon as practicable after it becomes aware of the existence of any Lien (other than Company’s Lien hereunder) on any of the Receivables or the related Accounts and Seller shall defend the right, title and interest of Company in, to and under the Receivables against all claims of third parties arising from events occurring prior to the purchase of the Receivables by Company hereunder.

(g)       Seller shall take all action necessary to effect, and shall use commercially reasonable efforts to maintain, Company’s ownership interest in the Receivables (or, to the extent the transactions evidenced hereby are deemed to be a loan, Seller shall take all action reasonably necessary to ensure that the Lien of this Agreement constitutes a valid first priority security interest in the related Receivables to secure such loan).

(h)       Seller (or Genesis (or any successor servicer) on behalf of Seller) shall maintain accounts and records as to each Receivable purchased hereunder accurately and in sufficient detail to permit the identification of such Receivable.  Seller (or Genesis (or any successor servicer) on behalf of Seller) shall maintain its computer records so that, from and after the related Closing Date, Seller’s master computer records that refer to any Receivable indicate clearly the interest of Company in such Receivable and that such Receivable is owned by Company with record title vested in the name of Company’s trustee for the benefit of Company.  Except as set forth in Section 3(e), Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Receivables to Company.  Seller shall not take any action in the name or on behalf of Company with respect to the Receivables except as otherwise permitted hereunder or with Company’s express written consent; provided that the foregoing shall not limit the actions of Seller pursuant to any activities involving any cure of a Receivable pursuant to Section 20.

(i)         Seller shall notify Company promptly after becoming aware of:

(i)         any material notice or other communication from any Regulatory Authority in connection with the transactions contemplated by this Agreement;

(ii)        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)       any actions, suits, claims investigations or other Proceedings commenced that could reasonably be expected to have a Material Adverse Effect with respect to Seller, the Program or this Agreement or materially and adversely affect Company’s interest in, or the value or collectability of, the Receivables purchased under this Agreement;

(iv)      any Servicer Event of Default; and

(v)       any dispute, complaint or issue arising with any Borrower, where such dispute, complaint or other issue could reasonably be expected to have a Material Adverse Effect with respect to Seller, the Program or this Agreement or materially and adversely affect Company’s interest in, or the value or collectability of the Receivables purchased under this Agreement.

(j)        Seller shall ensure that all marketing and training materials produced in connection with the Program, including those marketing and training materials produced in connection with the sale of the underlying financed merchandise related to the Receivables and any related ancillary products (whether currently produced or to be produced following the date hereof) (i) comply with the Marketing P&Ps in effect at the relevant time in all material respects and (ii) to the extent Seller and Company have not implemented a mutually agreed operational approach pursuant to Section 8(p)(ii), are updated as necessary to ensure notice and instructions are provided to Borrowers with respect to the (****).

(k)       Seller will do, execute and perform all such other acts, deeds and documents as Company may from time to time reasonably require in order to carry into effect the purposes of this Agreement; provided that, with respect to any Financing, Seller’s obligations shall be limited in the manner set forth in Section 16.

(l)        Seller shall provide notice to Company as soon as practicable after it decides or agrees to make any material changes to the services to be performed by Genesis under the Amended and Restated Servicing Agreement, including any material changes to any SLAs as contained in the Amended and Restated Servicing Agreement.

(m)      Seller shall not, unless required by Applicable Law or Company provides its written consent thereto, make or agree to any changes to the Amended and Restated Servicing Agreement that would loosen any SLAs contained in the Amended and Restated Servicing Agreement below the standards that Genesis provides to Seller with respect to the Back Book Receivables as of the Effective Date.

(n)       Seller shall notify Company in writing of any proposed amendments to any Account Agreement. (****).

(o)       Seller will not exercise any right to terminate Genesis, for convenience, as servicer under the Amended and Restated Servicing Agreement other than with the prior written consent of (****) and, in such case, will identify and appoint a replacement servicer in compliance with Section 17(b). (****).

(p)       (i)         Subject to the right of first refusal in Section 19, following the expiry or termination of this Agreement or at any time during the suspension of Company’s purchase obligation in accordance with Section 7, (****).

(ii)        At a reasonable time prior to expiry or termination of this Agreement, Seller and Company shall engage in good faith discussions to consider alternatives as to how Seller may (at its own cost and expense) (****), including the ability for Seller to originate additional Receivables on any Account for which Company owns outstanding Receivables (****).

(iii)       Unless Seller and Company implement a mutually agreed operational approach pursuant to Section 8(p)(ii), (****).

(q)       Following the Initial Closing Date, Sterling shall ensure that any Forward Flow Receivables with Borrowers that have an origination FICO score of (****) as of the date of Settlement shall be offered to Company for purchase pursuant to Section 2, subject to all other terms and conditions of this Agreement.

(r)        Seller shall use commercially reasonable efforts to satisfy the conditions precedent set forth in Section 13 for which it is reasonably able to exercise control, in each case, on or prior to the related Closing Date.

(s)       Seller shall ensure that Company shall have the right(****).

9.	Covenants of Company. Company hereby covenants that:

(a)       Company shall provide notice to Seller as soon as practicable after it decides or agrees to make any material changes to the services to be performed by Genesis under the Company Servicing Agreement, including any material changes to any SLAs as contained in the Company Servicing Agreement.

(b)       Company shall not, unless required by Applicable Law or Seller provides its written consent thereto, make or agree to any changes to the Company Servicing Agreement that would loosen any SLAs contained in the Company Servicing Agreement below the standards that Seller currently provides as of the Effective Date.

(c)       Other than pursuant to a bona fide Financing, Company shall not sell or transfer any Receivables it purchases under this Agreement (other than any Receivables that have been charged-off) to any third party unless (i) Company ensures that such Receivables are serviced by the same servicer that services Receivables sold under this Agreement on terms that are substantially the same terms as the Company Servicing Agreement; (ii) such third party transferee is restricted from making any changes to their applicable servicing agreement with respect to such Receivables that would loosen any SLAs contained in such servicing agreement below the standards that Genesis provides to Seller under the Amended and Restated Servicing Agreement as of the Effective Date; and (iii) the transfer agreement between Company and such third party reflects the covenants in this Section 9(c).

(d)       Company shall use commercially reasonable efforts to satisfy the conditions precedent set forth in Section 14 for which it is reasonably able to exercise control, in each case, on or prior to the related Closing Date.

10.	General Representations and Warranties of Seller. Seller hereby represents and warrants to Company as of the date of this Agreement and as of each Closing Date that:

(a)       Seller is a Delaware corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has the full power and authority to make the extensions of credit to Borrowers and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement and the other agreements and instruments to be executed by Seller as contemplated hereby have been duly authorized and are not in conflict with and do not violate Applicable Law or the terms of the charter or bylaws of Seller and will not result in a breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Seller is a party;

(b)       This Agreement constitutes a legal valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and general principles of equity;

(c)       All consents, licenses, approvals, or authorizations of, or registrations or declarations with any Regulatory Authority required to be obtained, effected, or given by Seller in connection with the execution, delivery, and performance of Seller’s obligations under this Agreement and with respect to the Accounts have been duly obtained, effected, or given and are in full force and effect;

(d)       There are no Proceedings or investigations pending or, to the best knowledge of Seller, threatened against Seller (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation by Seller of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Seller would materially and adversely affect the performance by Seller of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement; or (v) which could reasonably be expected to materially and adversely affect Company’s interest in, or the value or collectability of the Receivables;

(e)       Seller is not subject to an Insolvency Event;

(f)        Seller is operating the Program in compliance with Applicable Law;

(g)       Seller is not in default under any agreement, contract, instrument or indenture to which Seller is a party or by which it (or any of its assets) is bound, which default would have a Material Adverse Effect with respect to Seller, the Program or this Agreement, nor has any event occurred which, with the giving of notice, the lapse of time or both, would constitute a default under any such agreement, contract, instrument or indenture that would have a Material Adverse Effect with respect to Seller, the Program or this Agreement;

(h)       Seller is in compliance in all material respects with all applicable provisions of the AML-BSA Laws and has adopted and put into practice policies and procedures reasonably designed to ensure its ongoing compliance with such laws, which policies and procedures are consistent with generally accepted standards within Seller’s industry for ensuring such compliance;

(i)        All written information, reports, certificates and statements (other than projections and forward-looking statements) furnished by or on behalf of Seller for purposes of or in connection with the Program this Agreement or any other transaction document contemplated by this Agreement are true, complete and correct in all material respects as of the date such information is stated or certified; provided that with respect to any information regarding a Receivable that was provided to Seller or any of its Affiliates by the Borrower, credit bureau or other third party, Seller only represents and warrants that such information is true and correct to the best of Seller’s knowledge.  There is no fact, condition, circumstance or event known to Seller that has not been disclosed to Company in writing which could reasonably be expected to be, have or result in a Material Adverse Effect with respect to Seller, the Program or this Agreement or materially and adversely affect Company’s interest in, or the value or collectability of, the Receivables purchased under this Agreement.  Seller has furnished or disclosed all definitive agreements, side letters, binding letters of intent and all schedules, exhibits, ancillary agreements and documentation related thereto containing any terms or conditions with respect to any of the transactions contemplated by the CarVal RPA;

(j)        Except as expressly disclosed to Company by Seller in writing prior to the Effective Date with respect to certain Back Book Receivables, none of the compensation practices of Seller encourage behavior that is contrary to Applicable Law;

(k)       Seller maintains all intellectual property and all licenses of, or any other interest in, intellectual property (including the Proprietary Materials) necessary for the origination, identification, collection, enforcement or servicing of, or necessary to maintain the value and validity of, each Receivable by Seller, Genesis, any successor thereto and any other assignees of any of the foregoing.  Seller has good and valid title to all such intellectual property (including the Proprietary Materials), free and clear of any Lien.  All such intellectual property (including the Proprietary Materials) is valid, subsisting, and enforceable.  Seller has prevented any Person from having or obtaining any interests, Liens or other rights to any intellectual property or any licenses of, or any other interest in, intellectual property (including the Proprietary Materials) that could individually or in the aggregate, interfere in any material respect with the origination, identification, collection, enforcement or servicing of, each Receivable by Seller, Genesis, any successor thereto and any other assignees of any of the foregoing or otherwise impair the validity or value of any Receivable;

(l)        All marketing and training materials utilized by Seller or its Affiliates and agents with respect to the Receivables and the Program comply with the Marketing P&Ps and all Applicable Laws.

(m)      Seller’s sales practices with respect to the underlying financed merchandise related to the Receivables, and any ancillary products related thereto, comply with all Applicable Laws.

(n)       The (****), together with any policies forming part of the Marketing P&Ps, related to the Program contains the following criteria:

(i)         (****);

(ii)        (****);

(iii)       (****);

(iv)      (****);

(v)       (****)

(vi)      (****).

(o)       With respect to the Initial Closing Date, all of the factual statements and representations in any officer’s certificate delivered in connection with the True Sale Opinion on the Initial Closing Date are true and correct in all respects as of the date thereof, and Seller shall have complied with all of the assumptions set forth in such opinion as of the date thereof, including with respect to Seller having a valid business reason for selling the Receivables to Company hereunder, and with all of the statements set forth in such officer’s certificate.

The representations and warranties set forth in this Section 10 shall survive the sale, transfer and assignment of the Receivables to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in Section 10(d) shall be made continuously throughout the Term.  In the event that any investigation or Proceeding of the type described in Section 10(d) is instituted or threatened against Seller, Seller shall promptly notify Company of such pending or threatened investigation or Proceeding.

11.	Receivables Representations and Warranties. Seller hereby represents and warrants to Company that, as of the related Closing Date with respect to each Receivable acquired on such date that:

(a)       Seller is the sole owner of each Receivable purchased hereunder, has good and marketable title thereto, and has the right to assign, sell and transfer such Receivable to Company free and clear of any Lien, other than the security interest granted pursuant to this Agreement.  Seller has not sold, assigned, pledged, granted a security interest in or otherwise transferred any right or interest in or to such Receivable and has not pledged such Receivable as collateral for any debt or other purpose, other than the security interest granted hereto.  Seller has not authorized the filing of and is not aware of any financing statements against Seller that include a description of collateral covering any portion of such Receivables other than any financing statement relating to the security interest granted to Company pursuant to this Agreement;

(b)       Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the applicable Borrower, directly or indirectly for the payment of any amount required by the related Receivable;

(c)       The servicing practices used by Genesis, on behalf of Seller, with respect to each Receivable purchased hereunder have been, in all respects (i) legal, proper, prudent and customary in the open-ended consumer private label credit card receivable origination and servicing industry, and (ii) in accordance with the Applicable Requirements, Applicable Law and the terms of such Receivable.

(d)       The terms, covenants and conditions of such Receivable have not been waived, altered, impaired, modified or amended in any respect, except as previously disclosed in a written document to Company, which document has been disclosed to Company and included in the related Records, and in each case solely as permitted under the Account Agreement;

(e)       Such Receivable and its related Borrower meet the Credit Underwriting Standards and each of the following criteria:

(i)         (x) the Receivable was originated and has been serviced in accordance with, and the related Account Agreement contains all disclosures required by, Applicable Law and the Credit Underwriting Standards; and (y) Seller has not altered the Program in any way that could reasonably be expected to have a Material Adverse Effect with respect to Seller, the Program or this Agreement or materially and adversely affect Company’s interests in, or the value or collectability of, such Receivable;

(ii)        Other than as disclosed to Company prior to the Effective Date with respect to certain Borrowers that were (****), a legal resident of the United States at the time of origination, at least eighteen (18) years of age, and is not on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order;

(iii)       to Seller’s knowledge, such Borrower is not subject to an Insolvency Event, other than an Insolvency Event that has been dismissed, withdrawn, or discharged by a court of competent jurisdiction (****);

(iv)      with respect to any Back Book Receivable, (x) no payment with respect thereto, or part thereof, has remained unpaid for more than (****), and (y) to the extent the Receivable was originated prior to(****); and

(v)       where such Receivable is also a Forward Flow Receivable, the FICO score with respect thereto(****), unless otherwise agreed in writing by the Parties.

(f)        (i) Such Receivable is in full force and effect and represents a legal, valid and binding payment obligation of the applicable Borrower, enforceable against such Borrower in accordance with its terms (subject to general principles of equity) for the amount outstanding thereof without any right of rescission, offset, counterclaim, dispute, discount, adjustment or defense, except that enforceability may be limited by Debtor Relief Laws and general principles of equity; (ii) there are no conditions precedent to the enforceability or validity of such Receivable that have not been satisfied or waived; (iii) the Borrower under such Receivable has no bona fide claim against Seller or any Affiliate thereof; (iv) each of Seller and, to Seller’s knowledge, Genesis, has not done anything to prevent or impair such Receivable from being valid, binding and enforceable against such Borrower; (****);

(g)       The Records applicable to each such Receivable are true, accurate and complete in all material respects except as would not reasonably be expected to adversely affect the value or collectability of the Receivable as of the Closing Date and, if applicable, such Records include all amendments, supplements and modifications thereto as of such date;

(h)       Each Account Agreement pertaining to such Receivable provides consent by the related Borrower for Seller to deliver or disclose all relevant information and data, including the Borrower Data, pertaining to such Borrower to Company and its Affiliates and any successors and assignees thereto in accordance with the terms of this Agreement;

(i)        Except as expressly set forth in this Agreement, there is no limitation or restriction pertaining to the current or future sale, transfer, financing or securitization of such Receivable in the related Account Agreement or in any other document or agreement to which Seller is a party and, to Seller’s knowledge, there is no such limitation or restriction under Applicable Law or in any document or agreement to which Genesis or the related Borrower is a party;

(j)        By delivering the Daily Receivables Sale Statement to Company pursuant to Section 4(e) (whether delivered by Seller or Genesis), Seller shall be deemed to have represented that the content of such statement, including the Forward Flow Purchase Price and the Add-on Receivable Purchase Price, is true, complete and accurate in all material respects; and

(k)       No selection procedures were used by Seller that identified such Receivable as being less desirable or valuable than other comparable Receivables being originated by Seller under the Program.

12.	Representations and Warranties of Company. Company hereby represents and warrants to Seller that as of the date of this Agreement and each Closing Date:

(a)       Company is a Delaware statutory trust duly formed and validly existing, in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement, and that Company holds all licenses to purchase the Receivables under this Agreement necessary to ensure the enforceability of the Receivables; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the governing documents of Company and will not result in a breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;

(b)       All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been or will be obtained by Company or its service providers prior to the Effective Date;

(c)       This Agreement constitutes, a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and general principles of equity;

(d)       There are no Proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation, of any of the transactions contemplated by Company pursuant to this Agreement, (iii) seeking any determination or ruling that in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement;

(e)       Company is not subject to an Insolvency Event; and

(f)        The execution, delivery and performance of this Agreement by Company comply with Applicable Law.

The representations and warranties set forth in this Section 12 shall survive the sale, transfer and assignment of the Receivables to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in Section 12(d), shall be made continuously throughout the Term. In the event that any investigation or Proceeding of the type described in Section 12(d) is instituted or threatened against Company, Company shall promptly notify Seller of such pending or threatened investigation or Proceeding.

13.
Conditions Precedent to the Obligations of Company.  The obligations of Company under this Agreement are subject to the satisfaction or waiver of the following conditions precedent on or prior to each Closing Date:

(a)       As of such Closing Date, no action or Proceeding shall have been instituted or threatened against Company or Seller (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of the transactions contemplated hereby, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Seller of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, or (v) which might materially and adversely affect any Receivable purchased under this Agreement or Company’s interest in any such Receivable;

(b)       The representations and warranties of Seller set forth in Sections 10 and 11 shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualifier) or in all material respects (in the case of any representation or warranty that does not contain any materiality qualifier) on such Closing Date as though made on and as of such date;

(c)       With respect to each Closing Date for any Forward Flow Receivable, the purchase of such Forward Flow Receivable shall not reasonably be expected to result in a violation of (****).  For the avoidance of doubt, if Company elects to invoke this condition in respect of any Forward Flow Receivable, Company must still comply with its obligations with respect to all other Forward Flow Receivable that are not reasonably expected to violate (****);

(d)       The material terms, covenants and conditions of Seller set forth in this Agreement to be complied with on or before such Closing Date shall have been complied with in all respects as of such date by Seller;

(e)       No CSA Event of Default or Servicer Event of Default has occurred and is continuing;

(f)        The Amended and Restated Servicing Agreement and the Company Servicing Agreement shall be in full force and effect and there is no continuing material breach by either Seller or Genesis, as applicable, thereunder; provided that the failure of the Company Servicing Agreement to be in full force and effect, or any breach thereof, is not attributable to Company acting in bad faith;

(g)       With respect to the Initial Closing Date, Seller has delivered to Company (i) the Initial Closing Statement, (ii) duly executed copies of this Agreement, the Amended and Restated Servicing Agreement and the True Sale Opinion substantially in the form as set forth in Exhibit D; and (iii) an officer’s certificate of Seller confirming that, to the knowledge of such officer, the conditions in Sections 13(b) and 13(d) have been or will be satisfied on and as of the Initial Closing Date;

(h)       With respect to the Initial Closing Date, Genesis and Company have entered the Company Servicing Agreement in a form reasonably satisfactory to Company, (****);

(i)        (****); and

(j)        There is no fact, condition, circumstance or event which could reasonably be expected to result in a material and adverse effect on Company’s interest in, or the value or collectability of the Back Book Receivables since the Effective Date.

The Parties agree that, upon payment by Company to Seller of the Forward Flow Purchase Price and Add-on Receivable Purchase Price (as applicable) on any Closing Date (or the Back Book Purchase Price in respect of the Initial Closing Date), ownership of the Receivables set forth in Company’s Daily Receivables Sale Statement for such day (or the Initial Closing Statement in respect of the Back Book Receivables) shall vest in Company, whether or not the foregoing conditions precedent to such purchase were in fact satisfied and any Party’s sole remedy for damages on account of failure to satisfy such conditions precedent shall be limited to indemnification as provided in Section 22.

14.
Conditions Precedent to the Obligations of Seller.  The obligations of Seller to Company in this Agreement are subject to the satisfaction or waiver of the following conditions precedent on or prior to each Closing Date:

(a)       As of each Closing Date, no action or Proceeding shall have been instituted or threatened against Company or Seller (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of the transactions contemplated hereby, (iii) seeking any determination or ruling that, in the reasonable judgment of Seller, would materially and adversely affect the performance by Company of its obligations under this Agreement, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement;

(b)       The representations and warranties of Company set forth in Section 12 shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualifier) or in all material respects (in the case of any representation or warranty that does not contain any materiality qualifier) on each Closing Date as though made on and as of such date;

(c)       The material terms, covenants and conditions of Company set forth in this Agreement to be complied with on or before each Closing Date shall have been complied with in all material respects as of such date by Company;

(d)       The Amended and Restated Servicing Agreement and the Company Servicing Agreement shall be in full force and effect and there is no continuing material breach by either Genesis or Company, as applicable, thereunder; provided that the failure of the Amended and Restated Servicing Agreement to be in full force and effect, or any breach thereof, is not attributable to Seller acting in bad faith; and

(e)       With respect to the Initial Closing Date, Company has delivered to Seller (i) the Estimated Purchase Price, and (ii) duly executed copies of this Agreement and the Company Servicing Agreement.

Notwithstanding the foregoing, Seller’s acceptance of any Back Book Purchase Price, Add-on Receivable Purchase Price or Forward Flow Purchase Price shall result in Company’s ownership of the related Receivable, whether or not the above conditions were satisfied at such time.

15.	Majority Purchaser Mechanics.

(a)       (****).

(b)       Notwithstanding anything to the contrary in this Agreement, (****), and Company (****); provided that, (****). Notwithstanding anything herein to the contrary, (****).

(c)       For the period between (****).

(d)       Seller and Company acknowledge and agree that (****) to this Agreement.

16.	Financing or Securitization.

(a)       Company shall have the right, subject to Section 15 hereof, to either finance or securitize the Receivables acquired by it under this Agreement, or any part thereof, at any time or from time to time, by itself or as part of a larger offering (any such financing or securitization by Company, a “Financing”).  Such Financing shall not affect Seller’s rights or Company’s obligations hereunder except as expressly set forth herein.

(b)       Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide, at Company’s sole expense, cooperation to the extent reasonably requested by Company and that is customary in connection with a financing comparable to the Financing, including with respect to the preparation of disclosure and the provision of information to third parties, regarding the origination and servicing of the Receivables subject to the Financing and the related Accounts.

(c)       Notwithstanding anything to the contrary, neither Seller nor any of its Affiliates shall:

(i)         be required to provide cooperation to the extent it materially would interfere unreasonably with the business or operations of Seller or its Affiliates;

(ii)        be required to take any action that would conflict with or violate Seller’s or any of its Affiliates’ organizational documents or any Applicable Laws, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any contract to which Seller or any of its Affiliates is a party;

(iii)       be required to pay any commitment or other fee or incur any other cost, expense, or obligation in connection with the securitization or any of the foregoing

(iv)      subject to clause (b) above, except for delivery of a customary solvency certificate to the extent reasonably requested by the lenders, underwriters or comparable parties to the Financing, have any obligation to (i) execute or deliver any certificate or document containing any representation regarding the financial condition of Seller or its Affiliates in connection with the Financing, or (ii) provide any legal opinions that may be required in connection with the Financing or other financing transaction entered into by Company; or

(v)       be required to take any action that might reasonably be expected to result in Seller becoming a “sponsor” (as such term is defined in the Risk Retention Rules) with respect to any Financing.

(d)       Company shall, promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket expenses (including reasonable attorney’s fees and expenses) incurred by Seller or its Affiliates in good faith in connection with the cooperation outlined in this Section 16.

(e)       Any disclosure by Company to actual or potential investors, rating agencies, underwriters, placement agents, trustees, their representatives and other interested parties in connection with the Financing shall be made subject to an industry-standard confidentiality agreement that prohibits the recipient’s use and disclosure of such information in a manner inconsistent with the Confidentiality Agreement.

17.	Replacement of Servicer.

(a)       Upon the occurrence of the following circumstances, Seller shall appoint a replacement servicer that is a Qualified Servicer in accordance with Section 17(b):

(i)         Subject to Section 15(b), if there is a CSA Event of Termination and Company provides written notice to Seller of its desire to replace the servicer.

(ii)        If there is a Servicer Event of Termination under the Amended and Restated Servicing Agreement.

(b)       Upon the occurrence of the circumstances set forth in Section 17(a), Seller shall identify a replacement servicer that is a Qualified Servicer and such Qualified Servicer’s appointment as servicer shall be effective within (****) of the occurrence of the circumstances set forth in Section 17(a).  The Parties agree to take all commercially reasonable actions and to act with due speed and in good faith to effectuate any such replacement, including to consummate a written agreement with the chosen Qualified Servicer and finalize a conversion of systems needed in connection with the transition in order for the appointment of such replacement servicer to be effective within (****) period.

18.	Term and Termination.

(a)       This Agreement shall have a term of five (5) years from the Initial Closing Date (the “Term”).

(b)       Subject to Section 15(b), Company and Seller shall have the right to terminate this Agreement:

(i)         upon (****) prior written notice to the other Party in any of the following circumstances:

(A)
any representation or warranty made by the other Party shall prove to have been incorrect in any material respect when made and shall not have been corrected within thirty (30) days after written notice thereof has been given to such other Party; provided, that incorrect representations or warranties under Section 11 shall be deemed cured to the extent Seller repurchases the affected Receivable(s) pursuant to Section 20;

(B)
subject to Sections 18(c), 18(d) and 18(e) below, the other Party shall fail to perform or observe, in any material respect, any obligation, covenant or agreement contained in this Agreement and such failure shall continue for thirty (30) days after written notice thereof has been given to such other Party;

(ii)        upon (****) prior written notice to the other Party:

(A)	If an Insolvency Event shall occur with respect to such other Party; or

(B)
If there is any change in any Applicable Law that could reasonably be expected to result in a (x) Material Adverse Effect with respect to Seller, the Program or this Agreement or (y) materially and adversely affect Company’s interest in, or the value or collectability of, the Receivables, in either case, such that the Cumulative Net Yield would be, in the good faith and reasonable judgment of the Party wishing to terminate this Agreement, below the Net Yield Floor (****) (“Material Adverse Change in Applicable Law”); provided that, prior to giving a notice of termination under this Section 18(b)(ii)(B), the Party who wishes to terminate this Agreement shall deliver a notice to the other Party, together with supporting documentation demonstrating that such Material Adverse Change in Applicable Law has occurred and requesting that the other Party engage in good faith renegotiation of the terms of this Agreement designed to offset the adverse economic effect of the Material Adverse Change in Applicable Law.  If Company and Seller, after negotiating in good faith for a period of not less than thirty (30) days, have not agreed to mutually agreeable modifications of this Agreement, then the Party who wishes to terminate shall be entitled to provide notice of termination under this Section 18(b)(ii)(B).

(iii)       Unless otherwise specified in this Section 18(b)(iii), immediately by written notice to the other Party in any of the following circumstances:

(A)	the Initial Closing Date has not occurred by October 31, 2018; provided that, the Party seeking termination is not the cause of such delay.

(B)
there shall occur any change in any Applicable Law, which change makes it illegal for Company to purchase or own, or for Seller to originate and/or sell, the Receivables or otherwise operate the Program.

(c)       Seller shall have the right to terminate this Agreement:

(i)         Upon (****) prior written notice to Company in any of the following circumstances:

(A)	From and after the Initial Closing Date, Company fails to have (****), and has not corrected (****) within thirty (30) days after written notice thereof has been given to Company.

(B)	From and after the Initial Closing Date, Company shall have failed to have a (****), and has not corrected (****) within thirty (30) days after written notice thereof has been given to Company.

(ii)        Upon (****) prior written notice to Company if Company defaults on its obligations set forth in Sections 2, 3(b), 3(c) or 4(e) of this Agreement and fails to cure such default within two (2) Business Days; provided that, if Company has not cured this default within such two (2) Business Day period, Seller shall be entitled to mitigate the loss caused by such breach by offering the Forward Flow Receivables related to new Accounts following such termination date that would ordinarily be allocated to Company to any other Person and the obligations of Seller in Sections 2, 3(b) and 4(e) solely with respect to Company for such Receivables shall cease to be of any further force and effect; provided, however, that, for the avoidance of doubt, Company shall have no obligation to purchase any such Forward Flow Receivables subsequently originated from such new Accounts.

(iii)       Upon (****) prior written notice to Company if (****); provided, however, that prior to any such termination, (A) the Parties agree to negotiate in good faith for (****).

(d)       Subject to Section 15(b), Company shall have the right to terminate this Agreement upon (****) prior written notice to Seller in any of the following circumstances:

(i)         (****).

(ii)        (****).

(iii)       (****).

(iv)      If Seller fails to deliver the Daily Receivables Sale Statement and effect the sale of the Receivables identified therein, and such failure has not been cured within five (5) Business Days.

(v)       Seller shall (A) cease to be in good standing with any Regulatory Authority having oversight over the operations of Seller or (B) become subject to any Applicable Order or Proceeding, that, in either case, has materially restricted or prohibited Seller from meeting its obligations under the terms of this Agreement.

(vi)      If Seller has failed to make when due any payment required to be made by it under this Agreement and such failure has not been cured within five (5) Business Days.

(e)       Subject to Section 15(b), Company shall have the right to terminate this Agreement (****) upon written notice:

(i)         if this Agreement shall cease to create a valid and enforceable first priority perfected security interest in favor of Company (and its successors and assigns) in any Receivable purchased hereunder, free and clear of any adverse claim or encumbrance created by or through Seller and such status has not been cured within five (5) Business Days of Company informing Seller of such adverse claim or encumbrance;

(ii)        if Seller has breached its obligation to replace Genesis (or any successor servicer) in accordance with Section 17 within the timeframe specified therein;

(iii)       the Cumulative Net Yield is below the Net Yield Floor (****); or

(iv)      (****).

(f)        The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination.  Unless otherwise specified herein, other than Sections 2, 3, 4, 6, 7, 8(a), 8(c) (only with respect to Accounts that are unrelated to Receivables held by Company), 8(j), 8(n) (only with respect to Accounts that are unrelated to Receivables held by Company), 8(q), 8(r), 9(c), 9(d), 13, 14, 15, 18 (other than this Section 18(f)) and 42 which shall not survive the termination or expiry of this Agreement, all other terms of this Agreement shall survive the expiration or termination of this Agreement until the last Receivable purchased hereunder is paid or charged off in full or repurchased by Seller and all obligations of the Parties have been performed in connection with such Receivables.

(g)       Upon expiration or notice of termination of this Agreement, the Parties shall agree to work together to develop and agree on a transition plan to wind down this Agreement in accordance with Applicable Law.  Each Party acknowledges that the goals of the transition plan include benefitting Borrowers by minimizing any possible burdens or confusion and protecting and enhancing the names and reputations of the Parties.

19.	Seller’s Right of First Refusal.

(a)       During the Term and for (****) following expiration or termination of this Agreement (the “Restricted Period”), Company shall provide written notice to Seller (the “Transfer Notice”) prior to such time as Company offers any or all of the Receivables for sale to any third party (other than any Receivables that have been charged-off) and such Transfer Notice shall include a proposed term sheet setting forth the material terms and conditions of such sale in reasonable detail, including (i) the number and amount of such Receivables proposed to be transferred by Company (the “Subject Receivables”), (ii) if such Subject Receivables are to represent less than all the Receivables (other than any Receivables that have been charged-off) owned by Company at the time of transfer, the method by which Receivables will be chosen for inclusion as Subject Receivables, (iii) the purchase price of such Subject Receivables at which Company proposes to transfer the Subject Receivables (the “Sale Price”) and (iv) such additional business and legal terms as Company deems to be material to the sale (the “Transfer Term Sheet”).  For the avoidance of doubt, the rights of first refusal set forth in this Section 19 shall not apply to any bona fide Financing by Company or any sale or transfer of Receivables to any Affiliate of Company.

(b)       The giving of the Transfer Notice shall constitute an offer (the “Transfer Offer”) by Company to sell to Seller (or its designee) the Subject Receivables at the Sale Price and subject to the terms and conditions set forth in the Transfer Term Sheet.  (****) following receipt by Seller of the Transfer Notice and Transfer Term Sheet (the “ROFR Election Period”), Seller may elect to purchase (or cause its designee to purchase) (and, in which case, Company shall be obligated to sell) all of such Subject Receivables at the Sale Price and subject to the terms and conditions set forth in the Transfer Term Sheet by delivering to Company a notice (the “ROFR Purchase Notice”) indicating its wish to exercise its rights under this Section 19(b) to purchase (or cause to be purchased) such Subject Receivables on such terms or other terms as may be agreed between the Parties.  For the avoidance of doubt, during the ROFR Election Period, Seller and Company may negotiate the terms of the Transfer Term Sheet, including the Sale Price, and may agree on terms that are different from the Transfer Term Sheet originally provided to Seller as part of the Transfer Offer; provided, however, that any counter proposal offered by Seller to Company’s Transfer Notice and the related Transfer Term Sheet during the ROFR Election Period shall be deemed a rejection by Seller of the Transfer Offer unless otherwise agreed to in writing by Company.  If Seller does not deliver a ROFR Purchase Notice within the ROFR Election Period, Seller shall be deemed to have rejected the Transfer Offer.  Delivery of the ROFR Purchase Notice will constitute a binding and irrevocable commitment by Seller to purchase (or cause to be purchased) the Subject Receivables on the terms specified in the Transfer Notice and Transfer Term Sheet (as may be modified by agreement between the Parties).  Such purchase and sale shall be consummated as promptly as reasonably possible, but in no event the later of (****) if the consummation requires approvals of any Regulatory Authority to consummate such purchase and sale, (****).  If the Transfer Notice is given prior to the expiry or termination of this Agreement, the ROFR Election Period shall be (****).

(c)       If Seller rejects or is deemed to have rejected the Transfer Offer, Company shall have the right, for a period of (****), to sell all the Subject Receivables (****).

20.	Mandatory Repurchase or Grant of Credit of Certain Receivables.

(a)       Seller shall repurchase any Receivable (i) with respect to which a breach of any of the representations and warranties set forth in Section 11 occurred as of the related Closing Date which materially and adversely affects the value or collectability of the related Receivable or the interest of Company in such Receivable or (ii) that is legally unenforceable because the origination of such Receivable by Seller involved fraud by Seller or any of its Affiliates, or any of its or their respective agents or employees.  Seller shall repurchase any such Receivable on the date mutually agreed to by Seller and Company, which date shall be within a commercially reasonable time period, not to exceed five (5) Business Days, after notice or knowledge of the event giving rise to the repurchase obligation contained in this Section 20(a).  Seller and Company shall execute all agreements and other documents, and shall take all other actions, reasonably requested by the other to effect any required repurchase.

(b)       If any Receivable sold by Seller pursuant to this Agreement is subject to Dilution, then Company shall be entitled to a credit against Seller in an amount of the net reduction caused by the Dilution of such Receivable, less the Discount Rate applied to such Receivable as of the Closing Date for such Receivable.  Any credits that Company is entitled to pursuant to this Section 20(b) shall be applied as a credit for the account of Company against the purchase price of Receivables subsequently purchased by Company from Seller hereunder; provided that within five (5) Business Days of termination or expiration of this Agreement, the amount of any credit outstanding at the time of such termination or expiration shall be paid by Seller to Company in immediately available funds.

(c)       For each repurchase of a Receivable under Section 20(a), the repurchase price to be paid by Seller shall be equal to the Back Book Purchase Price, the Add-on Receivable Purchase Price or Forward Flow Purchase Price, each as applicable, paid by Company for such Receivable, minus any net proceeds received by Company with respect to such Receivable.  Upon receipt of such repurchase price, Company shall, at Seller’s sole expense, transfer its interest in such repurchased Receivable to Seller on an “AS-IS”, “WHERE-IS” basis, without any representations or warranties, other than the absence of Liens on such Receivable created by or on behalf of Company.

(d)       Any payment by Seller pursuant to this Section 20, shall be made in accordance with Section 33.

21.	Confidentiality.

(a)       The Parties agree that Confidential Information of each other Party shall be used by each Party solely in the performance of its obligations pursuant to this Agreement, any Financing and the Confidentiality Agreement, except as required by Applicable Law, a Regulatory Authority or legal process.  Neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to its Affiliates, employees and agents or representatives for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party prohibits any further disclosure by its Affiliates, employees, agents or representatives); or (ii) to the Restricted Party’s auditors, accountants and other professional advisors.  Confidential Information of the other shall not include information that:

(i)         is generally available to the public;

(ii)        has become publicly known, without fault on the part of the Restricted Party subsequent to the Restricted Party acquiring the information;

(iii)       was otherwise known by, or available to, the Restricted Party prior to entering into this Agreement; or

(iv)      becomes available to the Restricted Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Restricted Party to be bound by a confidentiality agreement with the non-Restricted  Party or otherwise prohibited from transmitting the information to the Restricted Party.

(b)       Upon request or upon the termination of this Agreement, each Party shall destroy all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Law relating to the retention of records for the period of time required thereunder and in accordance with the bona fide document retention policies of such Party.  Notwithstanding the destruction of the Confidential Information, the Parties shall continue to be bound by their obligations of confidentiality hereunder.

(c)       Each Party shall require its subcontractors having access to Confidential Information of the other Party to agree in writing to be bound by provisions materially similar to this Section 21 prior to disclosure of any Confidential Information of the other Party to such subcontractors.  Such Party shall keep and maintain such protective agreements and shall promptly provide the other Party with copies thereof upon request.

(d)       In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of another Party, the Restricted Party, unless prohibited by applicable law, will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information which the Restricted Party is legally compelled to disclose and will exercise such effort to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own confidential information.

(e)       Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, Company shall be permitted to reveal Confidential Information to the extent necessary (i) to perfect or enforce the transfer of the Receivables to Company and (ii) to effect a Financing, in each case subject to any restrictions under Applicable Law.

(f)        Notwithstanding anything to the contrary herein, no limitation is imposed with respect to any disclosure of the tax treatment or tax structure of the transactions contemplated hereby.

(g)       The terms of this Section 21, together with the Confidentiality Agreement, shall supersede and replace any other agreements between the Parties pertaining to confidentiality.

22.	Indemnification.

(a)       Seller and Guarantor agree to indemnify, defend and hold harmless on a joint and several basis Company and its Affiliates, as well as any of its permitted assignees or transferees hereunder, and the officers, directors, members, employees, representatives, shareholders and agents of such entities (the “Company Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, reasonable costs and expenses, including reasonable attorneys’ fees (“Losses”), that arise from (i) the gross negligence or willful misconduct of Seller or its agents or contractors (other than Company) in connection with Seller’s performance of its obligations under, or alleged breach of, this Agreement; (ii) Seller’s, or its agents’ or contractors’ (other than Company) breach of any of Seller’s covenants, obligations, representations, warranties or undertakings under this Agreement; (iii) Seller’s, or its agents or contractors’ (other than Company) violation of Applicable Law (other than any violation of Applicable Law resulting from the activities of Company, or the failure of Company to perform its obligations under this Agreement); or (iv) third party claims relating to unauthorized release of or access to non-public customer and consumer information and any other confidential and proprietary consumer or customer information involving the systems or data of Seller (or its agents or service providers), in each case, to the extent within Seller’s (or its agents’ or service providers’) control or possession and caused by an act or omission of Seller.

(b)       Company agrees to indemnify, defend and hold harmless Seller and its Affiliates, as well as any of its permitted assignees or transferees hereunder, and the officers, directors, members, employees, representatives, shareholders and agents of such entities (the “Seller Indemnified Parties”) from and against any and all Losses, that arise from (i) the gross negligence or willful misconduct of Company, or its agents or contractors in connection with Company’s performance of its obligations under this Agreement; (ii) breach or alleged breach by Company or its agents or contractors, of any of Company’s covenants, obligations, representations, warranties or undertakings under this Agreement; or (iii) a violation by Company, or its agents or contractors of any Applicable Law in connection with Company fulfilling its obligations under this Agreement (other than any violation of Applicable Law resulting from the activities of Seller, or the failure of Seller to perform its obligations under this Agreement) or (iv) third party claims relating to unauthorized release of or access to non-public customer and consumer information and any other confidential and proprietary consumer or customer information involving the systems or data of Company (or its agents or service providers), in each case, to the extent within Company’s (or its agents’ or service providers’) control or possession and caused by an act or omission of Company.

(c)       The Company Indemnified Parties and Seller Indemnified Parties are sometimes referred to herein as the “Indemnified Parties,” and Company or Seller, as indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party.”

(d)       Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure.

(e)       The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to defend against the claim asserted. The Indemnifying Party shall have twenty (20) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to undertake, conduct and control, through counsel of its own choosing, and, at its own expense, the settlement or defense thereof and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith if such cooperation is so requested and the request is reasonable; provided that the Indemnifying Party shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees incurred in connection with the Indemnified Party’s cooperation.  If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld); provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party; and (ii) the Indemnifying Party may settle or compromise any Indemnifiable Claim solely for the payment of money damages for which the Indemnified Party will be released and fully indemnified hereunder, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent which consent shall not be unreasonably withheld.

(f)        Notwithstanding the foregoing, the Indemnifying Party shall not have the right to control the defense of any such Indemnifiable Claim if: (a) the Indemnifying Party fails to assume the defense of such Indemnifiable Claim or acknowledge in writing that it will assume the defense of such Indemnifiable Claim within twenty (20) days of receipt of the applicable Claim Notice or thereafter fails to contest such Indemnifiable Claim; (b) the Indemnified Party reasonably determines (at any time while the Indemnifiable Claim is pending) based upon advice of counsel that there are issues which could raise possible conflicts of interest between the Indemnifying Party and the Indemnified Party or that the Indemnified Party has claims or defenses that are separate from or in addition to the claim or defenses of the Indemnifying Party; (c) such Indemnifiable Claim seeks an injunction, cease and desist order, or other equitable relief  against the Indemnified Party that could reasonably be expected to materially adversely affect the ongoing business of the Indemnified Party; or (d) such Indemnifiable Claim arises out of or is related to any investigation or proceeding of a Regulatory Authority having jurisdiction over the Indemnified Party.  In each such case described in clauses (a) – (d) above, the Indemnified Party shall have the right to control the defense of the Indemnifiable Claim and retain its own counsel and the Indemnifying Party shall pay the reasonable cost of such defense, including reasonable attorneys’ fees and expenses of one law firm, and shall be entitled to participate in the defense of such claim, on a non-controlling basis, at its expense with counsel of its own choosing.  In such event, the Indemnified Party shall have the right, upon notice to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.  No action taken by the Indemnified Party pursuant to this paragraph (f) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 22.

(g)       After (i) any final judgment or award shall have been rendered by a governmental authority and the time in which to appeal therefrom has expired, (ii) a settlement shall have been consummated or (iii) the Indemnified Party and the Indemnifying Party shall arrive at a mutually binding agreement with respect to any matter for which the Indemnified Party seeks indemnification from the Indemnifying Party  hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by it with respect to such matter and the Indemnifying Party shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within ten (10) Business Days after the date of such notice; provided that in the event the Indemnifying Party does not make such payment by such date, the sums due and owing to the Indemnified Party shall include interest thereon, computed at a rate per annum equal to the Prime Rate from the date (and applying the Prime Rate as of such date) on which  the Indemnified Party delivered the applicable notice to the Indemnifying Party and to the date of payment.

(h)       In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a third party Indemnifiable Claim, the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Losses related to such claim or claims, with reasonable promptness and in any event prior to the expiration of the Indemnifying Party’s indemnification obligation hereunder.  If the Indemnifying Party notifies the Indemnified Party that Indemnifying Party disputes the claim described in such notice, the Indemnifying Party and Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of at least thirty (30) days.  If the Indemnifying Party disputes its liability to the Indemnified Party for the amount of the claim described in such notice and all or any part of such amount is subsequently determined in any settlement or final resolution to be owed to the Indemnified Party, the Indemnifying Party shall promptly, upon such settlement or resolution, pay such amount, together with interest thereon, computed at a rate per annum equal to the Prime Rate from the date (and applying the Prime Rate as of such date) on which the claim was finally settled or resolved to the date of payment.

(i)        Except with respect to the right of either Party to seek injunctive or other equitable relief, the foregoing indemnification provisions shall be the sole and exclusive remedies of each Party and their respective Affiliates and their respective officers, directors, employees, stockholders and representatives for Losses.

(j)        Any Losses under this Section 22 shall be determined after giving effect to any actual cash payments, setoffs or recoupment of any payments in each case actually received, realized or retained by an Indemnified Party as a result of any event giving rise to a claim for such indemnification.  Notwithstanding the foregoing, the Indemnified Party shall have no duty or obligation to mitigate any damages incurred in connection with this Agreement except as required by Applicable Law; provided, however, that in no event shall Company have any obligation to pursue any legal action or litigation in connection with any such mitigation obligations.

23.
Assignment.  This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.  Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party; provided that, no consent shall be required in the event of an assignment or transfer to any assignee or transferee in connection with any Financing under Section 15 or Section 16.  Upon any such assignment or transfer, such assignee or transferee shall succeed to all rights and obligations of Company under this Agreement to the extent of the related Receivables and this Agreement.  To the extent of the related Receivables, this Agreement shall be deemed to be a separate and distinct agreement between Seller and such assignee or Affiliate, and a separate and distinct agreement between Seller and Company.  Any Party or its successor or permitted assign hereunder that has dissolved, terminated or otherwise ceased to exist shall have no further rights under this Agreement.

24.
No Third Party Beneficiaries.  Except for (i) the Indemnified Parties with respect to indemnity claims pursuant to Section 22, and (ii) CarVal in respect of Sections 2(a), 8(n), 8(o), 15(b), 15(c) and 15(d) hereof, nothing contained herein shall be construed as creating a third party beneficiary relationship between either Party and any other Person.

25.
Proprietary Materials.  Seller hereby provides Company with a royalty-free, non-exclusive, non-assignable (except as set forth in Section 23 and except as Company may assign this right to a servicer of the Accounts for the purposes of performing under this Agreement or the Company Servicing Agreement) license to use and reproduce Seller’s name, logo, registered trademarks and service marks on periodic statements, disclosures, agreements and as otherwise necessary to fulfill each Party’s obligations under this Agreement or to allow Genesis (or any successor servicer) to perform pursuant to the Company Servicing Agreement (collectively “Proprietary Material”); provided, however, that (a) Company shall obtain Seller’s prior written approval upon the initial use of Proprietary Material and such use shall at all times comply with written instructions provided by Seller at any time regarding the use of such Proprietary Material; provided that, such instructions shall not interfere with Company’s ability to collect the Receivables, or communicate with related Borrowers with respect thereto, and (b) Company acknowledges that, except as specifically provided in this Agreement it will acquire no interest in Seller’s Proprietary Material.  Upon termination of this Agreement, Company will cease using the Proprietary Material of Seller, except as necessary to collect the Receivables or communicate with Borrowers regarding their Receivables and the related Accounts.

26.
Notices.  All notices and other communications, including consents and approvals, that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received when (a) delivered by hand; (b) on the day transmitted if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) Business Days after the date of mailing to the other party first-class mail postage prepaid, at the following address, or such other address as either Party or CarVal shall specify in a notice to the others:

To Sterling	Michele Santana, CFO
or to Zale:	Sterling Jewelers Inc.
375 Ghent Road
Akron, Ohio 44333
E-mail Address:

With a copy to:	Simpson Thacher & Bartlett LLP
Attn: Maripat Alpuche, Esq.
425 Lexington Avenue
New York, NY 10017
E-mail Address: malpuche@stblaw.com
Telephone: (212) 455-3971
Fax: (212) 455-2502

To Guarantor:	Michele Santana, CFO
Signet Jewelers Limited
375 Ghent Road
Akron, Ohio 44333
E-mail Address:

With a copy to:	Simpson Thacher & Bartlett LLP
Attn: Maripat Alpuche, Esq.
425 Lexington Avenue
New York, NY 10017
E-mail Address: malpuche@stblaw.com
Telephone: (212) 455-3971
Fax: (212) 455-2502

To Company:	CLSIG Acquisition Trust
Attn: John Lundquist w/ copy to Stephen Venable
4600 Wells Fargo Center
90 South 7th Street
Minneapolis, MN 55402
Email Address:

With a copy to (which shall not constitute notice):

Sidley Austin LLP
Attn: William Eckland, Esq.
1501 K Street N.W.
Washington D.C. 20005
E-mail Address: weckland@sidley.com
Telephone: (202) 736-8267
Fax: (202) 736-8711

To CarVal:	CVI SGP Acquisition Trust

With a copy to:	Mayer Brown LLP
Attn: Carol Hitselberger, Esq.
214N. Tryon Street, Ste 3800
Charlotte, NC 28202
E-mail Address: chitselberger@mayerbrown.com
Telephone: (704) 444 3522
Fax: (704) 377 2033

27.
Relationship of Parties.  Sterling, Zale and Company agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venture or any association for profit between and among the Parties.

28.
Access to and Retention of Records.  Any Records with respect to Receivables purchased by Company pursuant hereto shall be held by Company or the servicer of the Accounts as custodian for the account of Seller as owner of such Accounts and Company as owner of the Receivables.

29.
Force Majeure.  In addition to the termination rights provided in Section 18, if any Party shall be unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the inability so caused except that should such inability not be remedied within one (1) month after the date of such cause, either Party not so affected may at any time after the expiration of such one (1) month period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party and without payment of a termination fee or other penalty. A “Force Majeure Event” as used in this Agreement shall mean an unanticipated event that is not reasonably within the control of the affected Party or its subcontractors (including acts of God, acts of governmental authorities, acts of terrorism, strikes, war, riot and any other causes of such nature), and which by exercise of reasonable due diligence, such affected Party or its subcontractors could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefor; provided that a “Force Majeure Event” shall not include general economic conditions or other general market effects resulting in financial hardship for such Party.  No Party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.

30.
Expenses.  Each Party shall bear the costs and expenses of performing its obligations under this Agreement.  Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.

31.
Inspection and Audit.  Solely for purposes of establishing compliance with the terms of this Agreement, each Party, upon reasonable prior notice from the other Party, agrees to submit, no more than two (2) times per year, to an inspection and audit of its books, records, accounts, and facilities, including account level transaction testing, relevant to this Agreement, during regular business hours subject to third party contractual obligations and under Applicable Law.

32.	Governing Law.

(a)        This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed within such State.

(b)       THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.

33.
Manner of Payments.  Except as provided herein, all payments under this Agreement shall be made by wire or other transfer in immediately available funds to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement; provided that, the making of any payment hereunder shall not constitute a waiver by the Party making payment of any rights it may have under Applicable Law.

34.
Brokers.  Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against the other Party for any brokerage commission or finder’s fee or like payment.

35.
Entire Agreement.  This Agreement and the Confidentiality Agreement, including exhibits, schedules and appendices, constitute the entire agreement between the Parties with respect to the subject matter thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

36.
Amendment and Waiver.  This Agreement may not be amended orally, but only, subject to Section 15(d) hereof, by a written instrument signed by all Parties. The failure of any Party to require the performance of any term of this Agreement or the waiver by any Party (or CarVal, as applicable) of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party (and/or CarVal, as applicable)  against whom the waiver is to be enforced.

37.
Severability.  Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

38.
Interpretation.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

39.	Headings. Captions and headings in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

40.
Counterparts.  This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different Parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

41.
Limitation of Liability.  IN NO EVENT, EXCEPT FOR FRAUD, WILLFUL MISCONDUCT OR ANY INTENTIONAL OR WILLFUL BREACH OF THIS AGREEMENT, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLES, OR FOR ANY LOSS OF PROFITS OR REVENUE, REGARDLESS OF WHETHER SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT WITH RESPECT TO ANY THIRD PARTY CLAIM FOR WHICH A PARTY IS ENTITLED TO BE INDEMNIFIED PURSUANT TO SECTION 22.

42.
Financial Information.  Company shall deliver such financial statements and other financial information as Seller may reasonably request from time to time so as to evidence compliance with Section 18(c)(i), within a reasonable period of time following such request.

43.	Repurchase Guaranty.

(a)       Guarantor hereby absolutely and unconditionally guarantees to Company and its permitted successors and assigns the due and punctual payment of Seller’s repurchase, indemnity, and payment obligations under this Agreement (such obligations, the “Guaranteed Obligations”).  Such guaranty is a continuing guaranty of payment and not of collection.

(b)       The Guaranteed Obligations and the liabilities and obligations of Guarantor under this Section 43, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense (other than the defense of payment) of Guarantor against Company or Seller, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions relating to the Guaranteed Obligations) or otherwise.

(c)       In the event that, pursuant to the Bankruptcy Code or any judgment, order or decision thereunder, Company must rescind or restore any payment, or any part thereof, received by Company in satisfaction of the Guaranteed Obligations (including pursuant to any settlement entered into by Company in its discretion), as set forth herein, all obligations under this Section 43 shall be reinstated as though such payment had been due but not made at such time and remain in full force and effect and any prior release or discharge from the terms of this Agreement given to Guarantor shall be without effect.  It is the intention of Company and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by its performance of such obligations and then only to the extent of such performance.

(d)       (****).

44.	[Reserved]

45.	[Reserved]

46.	[Reserved]

47.	Joint and Several Liability.

(a)        Sterling and Zale hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations made by any of them in this Agreement.

(b)       Whenever this Agreement requires Seller to take any action, such requirement shall be deemed to include an undertaking on the part of any of Sterling or Zale to take such action and a guarantee of the payment and performance thereof.

(c)        Unless otherwise stated, any negotiation, consent, discretion, election or any other action taken by Sterling in the execution of this Agreement and performance of the obligations of Seller hereunder shall be binding on Zale.  For the avoidance of doubt, Sterling shall have sole authority to act as Seller under Sections 4(g), 8(p), 18 and 19 and any actions with respect thereto shall be binding on Zale.

(d)       Unless otherwise stated, the defined term “Seller” shall refer to Sterling and, only with respect matters involving Zale Receivables, Zale.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS THEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

STERLING JEWELERS INC.

By:	/s/ Michele Santana
Name:	Michele Santana
Title:	Chief Financial Officer

ZALE DELAWARE, INC.

By:	/s/ Michele Santana
Name:	Michele Santana
Title:	Chief Financial Officer

CLSIG ACQUISITION TRUST

By: CL IV REO USA LLC,
as Grantor and Initial Beneficiary

By:	/s/ Stephen Venable
Name:	Stephen Venable
Title:	Authorized Representative

By: CL V INVESTMENTS USA LLC,
as Grantor and Initial Beneficiary

By:	/s/ Stephen Venable
Name:	Stephen Venable
Title:	Authorized Representative

Acknowledged and agreed with
respect to Sections 22 and 43 hereof:

SIGNET JEWELERS LIMITED

By:	/s/ Michele Santana
Name:	Michele Santana
Title:	Chief Financial Officer

[Signature Page to Castlelake RPA]

EXHIBIT A
Form of Account Agreement

(****)

EXHIBIT B
Daily Receivables Sale Statement

(****)

EXHIBIT C
Credit Underwriting Standards

(****)

EXHIBIT D
Form of True Sale Opinion

(****)

EXHIBIT E
Examples of Calculations

(****)

EXHIBIT F
Seller Credit Cards

(****)

(****)

EXHIBIT G
CarVal RPA

(****)

Schedule 1.1(b)
Qualified Servicers

(****)

Schedule 4(b)
True-up

1.             Definitions.  The definitions set forth below apply only to this Schedule 4(b) unless otherwise specified.

(****).

(****).

(****).

(****).

(****).

(****).

“Add-on Discount” means, in respect of each Add-on Receivable purchased during the Back Book Measurement Period, a dollar amount equal to (a) one hundred percent (100%) minus the Add-on Receivables Discount Rate, multiplied by (b) the outstanding unpaid principal and interest of such Add-on Receivable as of the date such Add-on Receivable is purchased; divided by (c) twenty-four (24) months; multiplied by (d) the Applicable True-up Period.

“Aggregate Back Book Receivables” means a dollar amount equal to the aggregate of all Back Book Receivables and balances of Add-on Receivables at the beginning of each of the 24 months in the Back Book Measurement Period.

(****).

(****).

(****).

“Back Book Measurement Period” means the period of time commencing immediately following the Initial Closing through to the date that is the second (2nd) anniversary of the Initial Closing Date.

(****).

(****).

(****).

(****).

“Fees” has the meaning specified in Schedule 1.1(a).

“Finance Charges” has the meaning specified in Schedule 1.1(a).

1

“Holdback Amount” means a dollar amount equal to five percent (5%) of the Back Book Purchase Price.

(****).

“True-up Calculation” has the meaning specified in Section 2 of this Schedule 4(b).  (****).

2.             Payment of the True-up.  No later than the tenth (10th) calendar day following the end of the Back Book Measurement Period, Company or Seller shall pay the amounts calculated as follows: (****), multiplied by (ii) the Aggregate Back Book Receivables (****) (the “True-up Calculation”).  If the result of the foregoing calculation is positive, Company shall pay Seller such amount, up to a maximum of the Holdback Amount.  If the result of the foregoing calculation is negative, Seller shall pay Company such amount, up to a maximum of the Holdback Amount.

2

Schedule 13(c)
(****)

(****)